UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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[ ]	Soliciting Material Pursuant to §240.14a-12

Urstadt Biddle Properties Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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URSTADT BIDDLE PROPERTIES INC.
321 RAILROAD AVENUE
GREENWICH, CONNECTICUT 06830
____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 21, 2019
____________________

Dear Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Urstadt Biddle Properties Inc. (the “Annual Meeting”), which will be held at 2:00 p.m. on Thursday, March 21, 2019 at Six Landmark Square, 9th Floor, Stamford, CT 06901 for the following purposes:

1.	To elect three directors to serve for three years;

2.	To ratify the appointment of PKF O’Connor Davies, LLP, as the independent registered public accounting firm of the Company for fiscal year 2019;

3.	To approve an amendment of the Company’s Amended and Restated Restricted Stock Award Plan to increase by 1,000,000 shares the maximum number of shares available under the Amended and Restated Restricted Stock Award Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record of the Company’s Class A Common Shares and Common Shares as of the close of business on January 22, 2019 are entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING IN PERSON,
PLEASE EXERCISE YOUR RIGHT TO VOTE BY FOLLOWING THE INSTRUCTIONS FOR
VOTING IN THE “IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 21, 2019” YOU
RECEIVED FOR THE ANNUAL MEETING, OR IF YOU RECEIVED A PAPER COPY OF THE
PROXY MATERIALS, BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT
PROMPTLY IN THE ENVELOPE PROVIDED. YOU MAY ALSO AUTHORIZE YOUR PROXY TO
VOTE YOUR SHARES BY TELEPHONE AS DESCRIBED IN YOUR PROXY CARD.

We look forward to seeing you on March 21, 2019.

By Order of the Directors

WILLING L. BIDDLE
President & Chief Executive Officer

February 8, 2019

URSTADT BIDDLE PROPERTIES INC.
321 RAILROAD AVENUE
GREENWICH, CONNECTICUT 06830

PROXY STATEMENT
FOR
2019 ANNUAL MEETING OF STOCKHOLDERS

March 21, 2019

NOTICE OF AVAILABILITY OF PROXY MATERIALS

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company is providing stockholders with access to its proxy materials over the Internet. As a result, the Company is mailing to many of its stockholders a Notice Regarding Availability of Proxy Materials (the “Notice of Availability”) instead of a paper copy of the proxy materials. All stockholders receiving the Notice of Availability will have the ability to access the proxy materials over the Internet and to request a paper copy by mail by following the instructions in the Notice of Availability. In addition, the proxy card contains instructions for electing to receive proxy materials over the Internet or by e-mail in future years. Mailing of paper copies of this Notice of Annual Meeting of Stockholders and Proxy Statement will begin on or about February 8, 2019. The principal executive offices of the Company are located at 321 Railroad Avenue, Greenwich, Connecticut 06830 (telephone: 203-863-8200).

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 21, 2019

This Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

QUESTIONS AND ANSWERS

Why am I receiving this Proxy Statement?

You are receiving these materials because you owned our Common Shares or Class A Common Shares as a “registered” stockholder or you held Common Shares or Class A Common Shares in “street name” at the close of business on January 22, 2019, the record date (the “Record Date”) for the Annual Meeting, and that entitles you to vote at our Annual Meeting to be held at 2:00 p.m. on Thursday, March 21, 2019 at Six Landmark Square, 9th Floor, Stamford, CT 06901, or any postponements or adjournments of such meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders (the “Notice of Meeting”). This Proxy Statement contains information related to the solicitation of proxies for use at the Annual Meeting.

We had 9,960,445 Common Shares and 29,913,560 Class A Common Shares issued and outstanding on January 22, 2019.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate, but do not currently intend to do so.

What is the difference between a “registered” stockholder and a stockholder holding shares in “street name?”

If your Common Shares or Class A Common Shares are registered directly in your name with Computershare, Inc., our transfer agent, you are a “registered” stockholder. If you own Common Shares or Class A Common Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Common Shares or Class A Common Shares, but considered to be holding the Common Shares or Class A Common Shares in “street name.”

Who can attend the Annual Meeting?

If you are a holder of record of our Common Shares or Class A Common Shares at the close of business on the Record Date for the Annual Meeting, you are authorized to attend the Annual Meeting. You will be asked to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record (i.e., street name), you will be asked to present proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date. Cameras, recording equipment and similar electronic devices will not be permitted to be used at the Annual Meeting. We may waive any one of these requirements on a case-by-case basis.

What are the voting rights of stockholders?

Holders of record of Common Shares and Class A Common Shares of the Company as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Shares and Class A Common Shares constitute the only classes of securities entitled to vote at the Annual Meeting. Each Common Share entitles the holder thereof to one vote and each Class A Common Share entitles the holder thereof to 1/20 of one vote.

What will constitute a quorum at the Annual Meeting?

The presence, either in person or by properly executed proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting, permitting the stockholders to conduct business at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote and each Class A Common Share outstanding on the record date entitles the holder thereof to 1/20 of one vote.

We will include stockholders who have properly executed proxy cards marked “for,” “against” or “abstain” and broker “non-votes” as present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

How many votes are needed to approve each of the proposals?

Directors are elected by a majority of the votes cast, which means more votes “for” a director than votes “against.” Ratification of our independent registered public accounting firm will require the affirmative vote of the holders of not less than a majority of the votes cast on the matter at the Annual Meeting, in person or by properly executed proxy. Approval of the amendment of our Amended and Restated Restricted Stock Award Plan will require the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, in person or by properly executed proxy.

How do I vote?

If you are a “registered” holder of Common Shares or Class A Common Shares at the close of business on the Record Date for the Annual Meeting, you can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the Annual Meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods:

Voting by Telephone or Through the Internet. If you are a “registered” stockholder, you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern daylight time, on March 20, 2019. Please see the Notice of Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. A proxy is your legal designation of another person (the “proxy”) to vote your shares on your behalf. By completing your proxy through the Internet, by telephone or by returning a completed proxy card, you are giving Willing L. Biddle, President and Chief Executive Officer, and Miyun Sung, Senior Vice President, Chief Legal Officer and Secretary, the authority to vote your shares in the manner you indicate on your proxy. Accordingly, your Common Shares or Class A Common Shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote by signing and returning your proxy card in advance. Each “registered” stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. If you return a proxy card that is properly signed and completed, the Shares represented by your proxy will be voted as you specify on the proxy card. If you sign and return a proxy card without indicating how you want your shares to be voted, Mr. Biddle and Ms. Sung will vote your shares in accordance with the recommendations of the Board.

For those of you holding your Common Shares or Class A Common Shares in “street name,” we have supplied copies of our proxy materials for the Annual Meeting to the broker, bank, trust or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the broker, bank, trust or nominee as to how to vote your shares, or obtain a proxy from the broker, bank, trust or nominee to vote at the Annual Meeting. Please refer to the Notice of Availability or the voter instruction card used by your broker, bank, trust or nominee for specific instructions on methods of voting, including by telephone or using the Internet. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your shares with respect to Item 1 or Item 3, your vote will NOT be counted for that matter. It is important for every stockholder’s vote to be counted on these matters so we encourage you to provide your broker, bank, trust or nominee with voting instructions. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your shares on Item 2, such broker, bank, trust or nominee will generally be able to vote on Item 2 as he, she or it determines.

What are the Board’s recommendations?

The Board recommends a vote:

●	FOR the election of each of the three director nominees;

●	FOR the ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for fiscal year 2019;

●	FOR approval of the amendment of the Company’s Amended and Restated Restricted Stock Award Plan to increase by 1,000,000 shares the maximum number of shares available for issuance under the Amended and Restated Restricted Stock Award Plan; and

●	as to any other matter that may properly come before the Annual Meeting or any adjournment thereof, in accordance with the recommendation of the Board or, if no recommendation is given, in the named proxies’ discretion to the extent permitted under relevant laws and regulations.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted as the Board recommends, as set forth above.

Will my Class A Common Shares and Common Shares be voted if I do not provide my proxy and I do not attend the Annual Meeting?

If you do not provide a proxy or vote your Common Shares or Class A Common Shares held as a “registered” stockholder, your shares will not be counted for purposes of determining a quorum or for determining whether the matters presented at the Annual Meeting are approved. If you hold your shares in “street name,” your broker may be able to vote your shares for routine matters even if you do not provide the broker with voting instructions. The ratification of PKF O’Connor Davies, LLP as our independent registered public accounting firm for fiscal year 2019 is considered a routine matter. Your broker may not vote your shares for non-routine matters if you do not provide the broker with voting instructions.

How are abstentions and broker non-votes treated?

Abstentions are counted as present for determining a quorum. For proposals 1 and 2, because abstentions are not treated as votes cast, they will have no effect on any of the items to be considered at the Annual Meeting. With respect to proposal 3, because the New York Stock Exchange (“NYSE”) requires that abstentions be counted as votes cast, they will have the effect of a vote against proposal 3.

Broker non-votes are votes that are not cast (and are not permitted to be cast) on a non-routine matter because the broker has not received voting instructions from the beneficial owner. On routine matters, brokers have discretionary authority to cast a vote even in the absence of voting instructions from the beneficial owner.  For example, proposal 2 is a routine matter, but each of the other proposals are non-routine matters. If a broker were to vote on a routine matter but not on a non-routine matter, then the shares held in street name would be counted as present for determining a quorum, but would have no effect on the outcome of non-routine matters for which there was a broker non-vote.

May I change my vote after I return my proxy card?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. Please note that attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

If your Common Shares or Class A Common Shares are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker as described above.

Why did I receive more than one Notice, proxy card, voting instruction form and/or email?

You will receive more than one Notice of Availability, proxy card, voting instruction form or email, or any combination of these, if you hold your Common Shares or Class A Common Shares in different ways (i.e., joint tenancy, trusts and custodial accounts) or in multiple accounts. You should provide voting instructions for all Notices of Availability, proxy cards, voting instruction forms and email links you receive.

What is “householding” and how does it affect me?

If you and other residents at your mailing address who have the same last name own our Common Shares or Class A Common Shares in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report to Stockholders (the “Annual Report”) and Proxy Statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our Notice of Availability or Annual Report, Notice of Meeting and Proxy Statement to your address. However, even if your broker has sent only one copy of these proxy materials, each stockholder in your household should receive a proxy card or should be able to vote individually via telephone or internet. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by calling Computershare at (866) 203-6250 if you are a “registered” stockholder. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or Proxy Statement, we will promptly send a separate copy of the Annual Report, the Proxy Statement or the Notice of Availability to you upon oral or written request. Such request can be made by contacting us at 321 Railroad Avenue, Greenwich, CT 06830, attention: Secretary (telephone number: (203) 863-8200). Any stockholders sharing the same address and currently receiving multiple copies of the Annual Report and the Proxy Statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or us to participate in the householding program.

How may “registered” stockholders and stockholders holding Common Shares or Class A Common Shares in “street name” elect to receive future stockholder materials by electronic mail (“email”) delivery?

Opting to receive all future proxy materials via email delivery saves us the cost of producing and mailing documents to your home or business and helps us to conserve natural resources. “Registered” stockholders who wish to receive their proxy materials in this manner may register to do so on Computershare’s website at www.computershare.com/investor in which case you will receive an email containing links to our proxy materials. If you own Common Shares or Class A Common Shares in “street name” and wish to receive proxy materials via an email containing links, you must contact your broker, bank, trust or nominee for instructions on how to receive future proxy materials in this manner. Stockholders who hold Common Shares or Class A Common Shares in different ways (i.e., joint tenancy, trusts and custodial accounts) or in multiple accounts will need to complete the applicable process for each account. Your election to receive your proxy materials by email delivery will remain in effect for all future annual meetings until you revoke it.

What if I have questions about the Notice of Availability, voting or email delivery?

Questions regarding the Notice of Availability, voting or email delivery should be directed to our Secretary at 321 Railroad Avenue, Greenwich, CT 06830.

You should rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different information. You should assume that the information in this Proxy Statement is accurate only as of the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of 10 directors. Pursuant to Section 6.2 of the Company’s charter, the directors are divided into three classes designated as Class I, Class II and Class III, each serving three-year terms. The terms of three directors, comprising Class I, expire at the Annual Meeting on March 21, 2019. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee (the “Governance Committee”), has nominated Willing L. Biddle, Bryan O. Colley and Robert J. Mueller, who are currently serving as Class I directors, for re-election as Class I directors until the 2022 Annual Meeting of Stockholders, and until their successors have been elected and shall qualify.

See “Information Concerning Continuing Directors and Executive Directors” for information regarding the continuing Class II and Class III directors and “Corporate Governance and Board Matters” for information regarding the process for evaluating directors and the nomination process, as well as determinations of director independence.

Class I Directors with Terms Expiring in 2019

Willing L. Biddle, age 57, has served on the Board of Directors of the Company since 1997, as Chief Executive Officer since 2013 and as President since 1996. Previously, he served as Chief Operating Officer from 1996 to 2013, Executive Vice President during 1996, Senior Vice President, Management from 1995 to 1996, and Vice President, Retail from 1993 to 1995. Mr. Biddle previously served as an Advisory Director of the Putnam Trust Company from 2002 to 2008. Prior to joining the Company, he was an officer of a privately held commercial real estate investment company in the New York area and an officer in the Commercial Real Estate department of Chase Manhattan Bank.

Experience, Qualifications, Key Attributes and Skills: Mr. Biddle brings to the Company more than 30 years of experience in commercial real estate, real estate finance and leasing. Prior to his appointment as Chief Executive Officer, Mr. Biddle served in various executive management positions within the Company for more than 20 years, including as President and Chief Operating Officer for 17 years. Through these roles, Mr. Biddle developed extensive knowledge of the real estate markets in which the Company operates and strong relationships with retailers and other property owners, which are critical to the Company’s business. Through his hands-on management approach, Mr. Biddle has a comprehensive understanding of the Company’s operations, which places him in a unique position to share valuable insights with the Board and bring strategic leadership and long-term vision to the Company.

Bryan O. Colley, age 63, has served on the Board of Directors of the Company since 2015. Mr. Colley has been a principal of a number of entities including, among others, Benchris, Inc., Bryan C. Limited Partnership and McMontebello LLC, which collectively operate numerous McDonald’s restaurants. Mr. Colley is the founder and, since 2000, Chairman of Ronald McDonald House of the Greater Hudson Valley. He has also been serving as a Director of Country Bank since 1988, where he is a member of the Examining (Audit), Executive, Risk, and Compensation Committees. Mr. Colley previously served as a Director of Tosco Funding Corporation from 1996 to 2001 and Tosco Capital Corporation from 1995 to 2001.

Experience, Qualifications, Key Attributes and Skills: As both an attorney and businessman, Mr. Colley has over 35 years of experience owning, managing, operating and/or leasing commercial properties and restaurant enterprises, all skills that are valuable to the Board. In particular, his extensive knowledge of franchising, a business model employed by many of the Company’s tenants, enables Mr. Colley to offer valuable insight with respect to the Company’s leasing strategy and its understanding of the industries in which the Company’s tenants operate. Mr. Colley also brings valuable insight into the local business markets, given his decades of experience as a business executive in the New York City tri-state area.

Robert J. Mueller, age 77, has served on the Board of Directors of the Company since 2004. Mr. Mueller previously served as Senior Executive Vice President of The Bank of New York from 1991 to 2004, as Executive Vice President of The Bank of New York from 1989 to 1991, and as a member of Battery Park City Authority from 2005 to 2012. From 1992 to 1998, Mr. Mueller served as Chief Credit Policy Officer of The Bank of New York, with responsibilities as head of worldwide risk management. From 1998 to 2004, his responsibilities included the bank’s global trading operations, commercial real estate lending, regional commercial banking, community development, residential mortgage lending and equipment leasing. He was also a member of the bank’s Senior Planning Committee. Mr. Mueller currently serves on the Boards of Emigrant Savings Bank, and Reverse Mortgage Investment Trust, Inc. He is Director Emeritus of the Borough of Manhattan Community College Fund. He is also a trustee of Brewster Academy in Wolfeboro, New Hampshire. Previously, Mr. Mueller served as a Director of Community Preservation Corp. from 1992 to 2013.

Experience, Qualifications, Key Attributes and Skills: Mr. Mueller is a seasoned veteran in the world of commercial real estate and finance, having served in various executive roles and as a director of a number of publicly traded corporations. Immediately prior to joining the Board of Directors of the Company, Mr. Mueller served for more than 15 years in various executive capacities at The Bank of New York. His extensive experience in both finance and real estate have provided Mr. Mueller with the leadership, strategic planning, risk management and operational experience that is sought after in public company directors, as well as a deep understanding of finance and accounting that is critical to service as Chairman of the Company’s Audit Committee.

Vote Required; Board Recommendation

At the Annual Meeting, the stockholders of the Company will vote on the election of three directors comprising Class I. The affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting, in person or by proxy, subject to quorum requirements, will be required to elect a director. Each nominee must receive more “for” votes than “against” votes in order to be elected as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The continuing directors in Class II are Messrs. Bannon, Grellier and C.D. Urstadt, whose terms expire at the 2020 Annual Meeting of Stockholders. The continuing directors in Class III are Messrs. C.J. Urstadt, Carpenter and Lawrence and Ms. Biddle, whose terms expire at the 2021 Annual Meeting of Stockholders.

Class II Directors with Terms Expiring in 2020

Kevin J. Bannon, age 66, has served on the Board of Directors of the Company since 2008. From April 2008 to June 2015, Mr. Bannon was a Managing Director of Highmount Capital in New York. Between 1993 and 2007, Mr. Bannon served as Executive Vice President and Chief Investment Officer of The Bank of New York. Mr. Bannon currently serves as a Director of the PGIM Retail Mutual Funds and PGIM’s closed-end funds, as the Chairman of the Audit Committee for the PGIM Funds, as a Director of AltaOne Capital, as a Director of the Boys and Girls Club of Northern Westchester, as a Director of the Hundred Year Association of New York, and as a Director, Kensico Cemetery. Previously, Mr. Bannon served as President of BNY Hamilton Funds from 2003 to 2007, Trustee of Regis High School from 1997 to 2003, and Director of Shorewood Packaging Corporation from 1992 to 2000. Mr. Bannon holds a Chartered Financial Analyst (CFA) designation.

Experience, Qualifications, Key Attributes and Skills: Mr. Bannon has over 30 years of extensive investment, risk management and executive leadership experience, including service in senior investment, planning and finance positions as Executive Vice President and Chief Investment Officer of The Bank of New York. Mr. Bannon holds a Chartered Financial Analyst (CFA) designation. In addition, Mr. Bannon brings to the Company a wealth of experience overseeing corporate risk management and processes for risk detection, avoidance and mitigation, skills that are critical to his service on the Company’s Board of Directors and its Audit Committee.

Richard Grellier, age 58, has served on the Board of Directors of the Company since 2011. Since 2006, Mr. Grellier has been a Managing Director of Deutsche Bank Securities Inc., where he oversees capital market transactions, with a particular emphasis on REITs and real estate operating companies. He joined Bankers Trust, a predecessor to Deutsche Bank Securities Inc., in 1994. Prior to that position, Mr. Grellier was a project manager for a developer, builder and operator of hospitality- related projects in the New York Metropolitan area where he focused on waterfront development and construction. He previously served as a member of the Company’s Board of Consultants from 2002 to 2010.

Experience, Qualifications, Key Attributes and Skills: Mr. Grellier brings to the Board more than 25 years of real estate experience, including over 20 years as a real estate investment banker, specialized knowledge of the retail REIT sector and extensive experience in capital markets solutions. This experience, together with his educational background, has provided Mr. Grellier with the kinds of skills in risk management, strategic planning and capital markets that are valued by the Board, as well as the financial knowledge that is essential to his role on the Audit Committee.

Charles D. Urstadt, age 59, serves as Chairman of the Board of Directors. Mr. Urstadt has served on the Board of Directors of the Company since 1997 and as Vice Chairman from 2017 through December 2018. He is currently Chairman and President of Urstadt Property Company, Inc., a real estate investment corporation, which is not related to the Company. He joined Urstadt Property Company, Inc. in 1990. Mr. Urstadt has over 35 years of experience in the real estate business, including as Executive Director of Sales for Halstead Property LLC from 2007 to 2009, Executive Vice President of Brown Harris Stevens Inc. from 1992 to 2001 and Senior Vice President of Pearce, Urstadt, Mayer & Greer, Inc. from 1980 to 1989. Mr. Urstadt is currently Chairman of the Board of Trustees of the Ogden Museum of Southern Art in New Orleans and a Director of the Preservation Resource Center of New Orleans. Previously, he was a Chairman and Director of the Miami Design Preservation League and Chairman and member of the City of Miami Beach Planning Board. He has served as a Director of the Friends of Channel 13/WNET and member of the New York State Board for Historic Preservation. He is a licensed real estate broker in Florida and New York.

Experience, Qualifications, Key Attributes and Skills: Mr. Urstadt brings a wealth of real estate and business experience from his current position as Chairman and President of Urstadt Property Company, Inc. This real estate enterprise represents the culmination of over 35 years of experience in real estate sales and leasing brokerage, property management and corporate policy-making. Mr. Urstadt also brings to the Board his experience serving on a variety of private company boards. The Board draws on Mr. Urstadt’s experience and real estate acumen for insights into the real estate industry and for strategic direction on the Company’s operations.

Class III Directors with Terms Expiring in 2021

The following information concerning the principal occupation, other affiliations and business experience of each of the three nominees has been provided to the Company by such nominee:

Charles J. Urstadt, age 90, serves as Chairman Emeritus of the Board of Directors. Mr. Urstadt served as Chairman of the Board from 1986 through December 2018 and Chief Executive Officer of the Company from 1989 through June 2013. He also serves as a Director of Urstadt Property Company, Inc., a real estate investment corporation unrelated to the Company. Previously, Mr. Urstadt served as a Governor of Lawrence Hospital Center from 2009 to 2014, and a Trustee of Historic Hudson Valley from 1998 to 2012. He is Retired Founding Chairman of the Battery Park City Authority, Retired Advisory Director of Putnam Trust Company, Trustee Emeritus of Pace University and Retired Trustee of TIAA-CREF.

Experience, Qualifications, Key Attributes and Skills: Mr. Urstadt has devoted a lifetime to real estate endeavors in both the public and private sectors, through which he has accumulated a wealth of real estate investment, policy-making, risk management, executive leadership, strategic planning and operations experience, as well as a strong business acumen. As a director of the Company since 1975 and its Chief Executive Officer from 1989 through June 2013, Mr. Urstadt has been instrumental in the growth of the Company and was the driving force behind the development of the Company’s current business model. As such, Mr. Urstadt is uniquely positioned to provide critical insight concerning operations, strategic and financial planning, and risk management. As Chairman, he also provides strategic vision to the Company.

Catherine U. Biddle, age 55, has served on the Board of Directors of the Company since 2013. She is Executive Vice President and Secretary of Urstadt Property Company, Inc. and Executive Vice President and Secretary of Two Park Place Corp., each a real estate investment corporation unrelated to the Company. Mrs. Biddle also serves as Director, Kensico Cemetery. Mrs. Biddle previously served as Trustee, Historic Hudson Valley from 2012 to 2014 and as an officer in The Bank of New York’s Commercial Real Estate Finance Division from 1989 to 1993.

Experience, Qualifications, Key, Attributes and Skills: Mrs. Biddle brings to the Board valuable experience in the real estate sector, as well as many years of experience serving on both private company and not-for-profit boards. In addition to her current positions as Executive Vice President and Director of Urstadt Property Company, Inc. and Executive Vice President of Two Park Place Corp., Mrs. Biddle has a commercial real estate banking background and possesses strong familiarity with properties in the Company’s core geographic area and the markets within which they are located. The combination of her current and past professional experiences, together with her real estate expertise, particularly in the Company’s core geographic areas, has enabled her to contribute immensely to the Board’s understanding of the Company’s core markets and add strategic insight into the Company’s operations.

Noble O. Carpenter, Jr., age 57, has served on the Board of Directors of the Company since 2016. He is currently President, Investor Services & Capital Markets, Americas for Cushman & Wakefield, a commercial real estate services company. Prior to the merger of DTZ and Cushman & Wakefield in September 2015, Mr. Carpenter was President of DTZ’s America Capital Markets team. Mr. Carpenter came to join DTZ as the result of a merger with Cassidy Turley, where he was President of Capital Markets and led the Strategic Accounts initiative, and was a member of the Board and Chair of the Audit Committee. Prior to joining Cassidy Turley in

2011, Mr. Carpenter spent more than 20 years at Jones Lang LaSalle, where he was an International Director in the Capital Markets Group. While there, he held senior transactional and leadership roles and worked closely with public and private institutional investors, developers and opportunity funds.

Experience, Qualifications, Key Attributes and Skills: As a seasoned executive in the real estate industry, Mr. Carpenter has nearly 30 years of experience in commercial real estate, with broad knowledge of the national real estate market, as well as specific knowledge of the local New York City market. In particular, his extensive knowledge of real estate brokerage and financing enables Mr. Carpenter to offer valuable insight with respect to the Company’s financing strategy.

George H.C. Lawrence, age 81, has served on the Board of Directors of the Company since 1988. Mr. Lawrence currently serves as President and Chief Executive Officer of Lawrence Properties, Inc., a real estate management company that he has led since 1970. He previously served as President of the Westchester County Association from 1976 to 2013 and Chairman of Kensico Cemetery from 2007 to 2013. Mr. Lawrence is an Honorary Trustee of Sarah Lawrence College and Trustee Emeritus of the Fund for American Studies.

Experience, Qualifications, Key Attributes and Skills: Currently President and Chief Executive Officer of Lawrence Properties, Mr. Lawrence has over 40 years of experience in real estate investment, management, finance and policy-making. As a director of the Company for more than 30 years, he has been an active contributor to the Company’s growth, and continues to add to the strength of the Board with his deep understanding of the Company’s history and values, and practical understanding of real estate management and operations, all of which adds to his role as Chairman of the Compensation Committee.

Executive Officers Who are Not Directors

John T. Hayes, age 52, has served as Senior Vice President, Chief Financial Officer & Treasurer of the Company since 2008. From 2007 until his appointment as Chief Financial Officer, Mr. Hayes served as Vice President and Controller. Mr. Hayes has worked for nearly 30 years in the real estate industry, first as a public accountant and then in private industry. Prior to joining the Company, he served as Corporate Controller for a privately owned developer and operator of large scale commercial laundromats in the U.S as well as a privately owned real estate developer of retail and office properties. Previously, Mr. Hayes practiced public accounting for 10 years in New York City with PKF, a regional certified public accounting firm specializing in the service of real estate clients.

Stephan A. Rapaglia, age 48, has served as Senior Vice President, Chief Operating Officer, Real Estate Counsel & Assistant Secretary since 2014. Mr. Rapaglia served as Senior Vice President, Real Estate Counsel and Assistant Secretary from 2012 to 2014 and as Vice President, Real Estate Counsel from 2008 to 2012. Prior to joining the Company, Mr. Rapaglia served in private practice for seven years, specializing in commercial real estate at major law firms. Mr. Rapaglia is a Member of the New York state bar and has been designated Authorized House Counsel by the Connecticut Bar Examining Committee.

Miyun Sung, age 43, has served the Company as Senior Vice President, Chief Legal Officer, Secretary since December 2017. From May 2016 to December 2017, Ms. Sung served as Senior Vice President, Chief Corporate Counsel, Secretary. Prior to joining the Company, Ms. Sung was Vice President, Corporate Counsel & Secretary of Finjan Holdings, Inc., a Nasdaq-listed software technology company, from March 2014 to June 2015, and practiced as a corporate and securities attorney at Hogan Lovells LLP for more than 10 years. Her other professional experiences include serving as a Partner for Potomac Law Group in 2016 and as senior in-house counsel for a Nasdaq-listed business intelligence software company early in her career. Ms. Sung is a Member of the New York state bar and has been designated Authorized House Counsel by the Connecticut Bar Examining Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to maintaining sound corporate governance principles, which we believe are essential to serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, the Board of Directors has adopted and maintains the following:

●	Corporate Governance Guidelines, which address the qualifications and responsibilities of directors, director independence, committee structure and responsibilities, and interactions with management, among other matters

●	Code of Ethics for Senior Financial Officers

●	Code of Business Conduct and Ethics

Together with the Company’s Bylaws and the charters of the Board’s committees, these guidelines and policies provide the framework for governance of the Company. From time to time, we may revise these guidelines and policies and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Please visit our website at www.ubproperties.com under “Investor Relations / Corporate Profile / Governance Documents” to view or obtain a copy of the current version of any of these documents.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines and Governance Committee charter, each year, our Governance Committee evaluates the structure and composition of our Board of Directors, including the current leadership structure, and discusses its recommendations with the full Board. Our Board does not have a policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. However, these offices have been separate since July 2013, when, as part of the Board’s succession planning strategy, the directors split these positions and elected Willing L. Biddle as Chief Executive Officer, with Charles J. Urstadt remaining an executive and Chairman of the Board. Mr. Biddle had previously served as President and Chief Operating Officer for seventeen years. The Chief Executive Officer has overall responsibility for guiding the executive management team. The Chairman has responsibility for conducting all board meetings and is the final authority on the agenda for all board meetings.

On December 12, 2018, Charles J. Urstadt informed the Board that he would step down as Chairman effective January 1, 2019, having served in that capacity since 1986. Charles J. Urstadt joined the Company as a director in 1975 and served as Chief Executive Officer from 1989 to 2013. Although Charles J. Urstadt stepped down as Chairman, he remains on the Board of Directors as Chairman Emeritus and with the Company as an officer. The Governance Committee recommended and the Board of Directors appointed Charles D. Urstadt to succeed Charles J. Urstadt as executive Chairman of the Board of Directors. Charles D. Urstadt has served on the Board of Directors since 1997 and as Vice Chairman since September 2017.

Currently, the Company does not have a separate lead director position. All of the independent directors serve on the Governance Committee. The Board also relies on the Chairs of its committees, each of whom are independent, to provide additional leadership, and therefore believes that the leadership structure is appropriately balanced.

Board Independence

Our Corporate Governance Guidelines require that at least a majority of our directors satisfy the independence requirements of the NYSE listing standards, as well as comply with applicable SEC regulations. To adequately assess and ensure that at least a majority of our directors qualify as independent and each of the Audit Committee, Compensation Committee and Governance Committee is comprised solely of independent directors, the Board undertakes an annual review of the independence of all directors. In making its determinations regarding independence, the Board considers all facts and circumstances, including any business and other relationships between the Company and each of its directors. During the Board’s most recent assessment of director independence, it considered the following relationships: a market-rate lease for restaurant space at one of our shopping centers between the Company, as landlord, and McDonald’s Corporation, as tenant, for which Mr. Colley serves as franchisee; and financial services provided to the Company by Deutsche Bank, by whom Mr. Grellier is employed. In the case of Mr. Grellier, he does not receive any portion of the fees paid to Deutsche Bank by the Company, and he has been and will continue to be walled off both financially and otherwise from any transactions the Company may enter into with such company. Based upon its review, the Board of Directors determined that, other than Mrs. Catherine U. Biddle and Messrs. Willing L. Biddle, Charles J. Urstadt and Charles D. Urstadt, all of its directors are independent, consistent with the Corporate Governance Guidelines.

Criteria for Membership on the Board of Directors; Nominations for Director

Each year, the Governance Committee oversees the Board and committee self-evaluation process and considers individuals for appointment, election or re-election to the Board. In identifying and evaluating individuals, the Governance Committee has the authority to consider candidates from a variety of sources, including existing members of the Board, new candidates proposed by management or other directors, as well as candidates that may be proposed by stockholders. The Governance Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates, but did not retain one for 2018. After identifying and evaluating potential candidates, the Governance Committee then makes a recommendation to the Board regarding director appointments and nominations for election or re-election, taking into account the criteria set forth in the Director Candidate Guidelines, which are part of the Corporate Governance Guidelines.

Pursuant to the Director Candidate Guidelines, the Board of Directors believes that a candidate for election to the Board should possess the intelligence, education and experience necessary to make a significant contribution to the Board. In order to make such a contribution, a candidate should bring a range of skills and perspectives to the deliberations of the Board. While a candidate’s overall ability and experience will determine his or her suitability, the Governance Committee, which is responsible for identifying candidates and making recommendations to the Board, will examine the following minimum attributes and qualifications, which are set forth in the Director Candidate Guidelines included in the Corporate Governance Guidelines:

●	a candidate’s demonstrated integrity and ethics consistent with the Company’s Code of Business Conduct and Ethics;

●	a candidate’s willingness and ability to participate fully in Board activities, including active membership and attendance at Board meetings and, subject to the independence criteria established by the NYSE listing standards and applicable rules of the SEC, participation on at least one committee of the Board; and

●	a candidate’s willingness to represent the best interests of all of the Company’s stockholders and not just a particular constituency.

The Board has not adopted a numerical limit on the number of corporate boards on which its directors may serve; however, the Governance Committee will consider the demands on a candidate’s time in selecting nominees. In addition, the Governance Committee will take into consideration such other factors as it deems appropriate, including:

●	a candidate’s experience in real estate, business, finance, accounting rules and practices, law and public relations;

●	a candidate’s management experience, judgment, skill and experience with businesses and organizations comparable to the Company;

●	the appropriate size and diversity of the Company’s Board of Directors; and

●	the needs of the Company with respect to the particular talents and experience of its directors and the interplay of the candidate’s experience with that of other Board members.

In considering diversity in selecting director nominees, the Governance Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by improving the experience, qualifications, key attributes and skills represented by the members of the Board. The Company requires that at least a majority of its directors satisfy the independence criteria established by the NYSE and any applicable SEC rules, as they may be amended from time to time. In addition, the Governance Committee will consider the financial literacy and financial background of nominees to ensure that the Board has at least one “audit committee financial expert” on the Audit Committee and that Board members who might serve on the Audit Committee satisfy the financial literacy requirements of the NYSE. The Governance Committee believes it appropriate for at least one key member of the Company’s management to participate as a member of the Board.

Stockholders can suggest qualified candidates for director by writing to the Company’s Secretary at 321 Railroad Avenue, Greenwich, CT 06830. Submissions that comply with the requirements set forth in Section 2.04 of the Company’s Bylaws will be forwarded to the Chair of the Governance Committee for review and consideration. Under our Bylaws, in order to have a stockholder proposal or director nomination considered at an annual meeting of stockholders, stockholders are generally required to deliver to the Company certain information concerning themselves and their stockholder proposal or director nomination, as specified in the Bylaws, not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the “annual meeting anniversary date”); provided, however, that, if the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the annual meeting anniversary date, notice must be delivered to us not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 15th day after public disclosure of the date of such meeting. A copy of our Bylaws is available on the Company’s website under “Investor Relations / Corporate Profile / Governance Documents” at http://www.ubproperties.com. It may also be obtained by sending a written request to the Company at the attention of the Secretary. See also “Other Matters” in this Proxy Statement for dates currently applicable for submissions for the 2020 annual meeting of stockholders. Failure to comply with the timing and informational requirements set forth in the Company’s Bylaws will result in such proposal or director nomination not being considered at the annual meeting.

The Committee will consider all candidates for director nominated by a stockholder in accordance with the Company’s Bylaws, policies and applicable laws in the same manner that it considers any other candidate.

Committees of the Board of Directors

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Governance Committee and an Executive Committee. The current members of our committees are as follows:

Nominating &
Corporate
	Audit	Compensation	Governance	Executive
	Committee	Committee	Committee	Committee
Charles J. Urstadt				✓
Willing L. Biddle				✓
Kevin J. Bannon*	✓		✓ (Chair)
Catherine U. Biddle				✓
Noble O. Carpenter, Jr.*		✓	✓
Bryan O. Colley*		✓	✓
Richard Grellier*	✓		✓
George H.C. Lawrence*		✓ (Chair)	✓
Robert J. Mueller*	✓ (Chair)		✓	✓
Charles D. Urstadt				✓
____________________

*	Independent

The Board of Directors has determined that each of Messrs. Mueller, Bannon and Grellier meets the standards of an “Audit Committee Financial Expert” as that term is defined under Item 407(d) of Regulation S-K. Each member of the Audit Committee is financially literate, as required by the NYSE.

Audit Committee

The Audit Committee consists of three independent directors, each of whom is independent as defined in the listing standards of the NYSE and meets other standards and requirements set forth in the Corporate Governance Guidelines. The Audit Committee operates pursuant to a written charter that is reviewed annually. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee’s primary duties are to:

●	monitor the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls over financial reporting;

●	monitor the Company’s compliance with legal and regulatory requirements relating to the foregoing;

●	monitor the independence and performance of the Company’s independent auditor and internal auditing function;

●	provide an avenue of communication among the Board, the independent auditor, management and persons responsible for the internal audit function; and

●	prepare the Report of Audit Committee, as required by applicable securities regulations.

The Audit Committee has sole authority and direct responsibility for the appointment, retention, oversight and, when appropriate, termination of the independent auditor of the Company. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of the independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor, consistent with applicable rules and regulations. In addition, in conjunction with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its Chairperson are directly involved in the selection of the independent auditor’s new lead engagement partner.

The Audit Committee reviews with management and the independent auditor the Company’s quarterly financial statements and internal accounting procedures and controls, and reviews with the independent auditor the scope and results of the auditing engagement. See “Report of Audit Committee” set forth in this Proxy Statement for a further description of the Audit Committee’s responsibilities. Additional rights and responsibilities are set forth in the Audit Committee’s written charter.

Compensation Committee

The Compensation Committee consists of three independent directors, each of whom is independent as defined in the listing standards of the NYSE and meets other standards and requirements set forth in the Corporate Governance Guidelines. The Compensation Committee operates pursuant to a written charter that is reviewed annually. Key responsibilities of the Compensation Committee include:

●	reviewing the Company’s overall compensation strategy to ensure that it promotes stockholder interests and supports the Company’s strategic objectives;

●	reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and establishing the compensation of the Company’s Chief Executive Officer;

●	reviewing and recommending to the Board compensation for directors and non-CEO executive officers;

●	administering the Company’s Amended and Restated Restricted Stock Award Plan and approving bonus or cash incentive plans used to compensate officers and other employees; and

●	reviewing and discussing with management the Compensation Discussion and Analysis and preparing the Compensation Committee Report, as required by applicable securities regulations.

The Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant and other advisors in the discharge of its duties. Additional rights and responsibilities are set forth in the Compensation Committee’s written charter.

For a description of the role performed by executive officers in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Governance Committee consists of six independent directors, each of whom is independent as defined in the listing standards of the NYSE and meets other standards and requirements set forth in the Corporate Governance Guidelines. The Governance Committee operates pursuant to a written charter that is reviewed annually and was approved by the Board. All of the independent directors serve on the Governance Committee. The principal responsibilities of the Governance Committee are to:

●	establish criteria for Board membership and selection of new directors;

●	recommend nominees to stand for election to the Board, including incumbent Board members and candidates for new directors;

●	develop and recommend a set of corporate governance principles and evaluate compliance by management and the Board with those principles, ethics standards and its code of conduct;

●	review the Company’s insider trading policy;

●	develop and periodically review succession planning for the Chief Executive Officer, with the assistance of the Chief Executive Officer and other members of the Board; and

●	oversee an annual evaluation of the performance of the Board of Directors and each of its chartered committees.

The Governance Committee has sole authority to select and retain, terminate and approve the retention terms of any consultant or search firm to be used in identifying director candidates. Additional rights and responsibilities are set forth in the Governance Committee’s written charter.

Executive Committee

The Executive Committee consists of five directors. In general, the Executive Committee is convened only if timely attention to a transaction or matter makes calling a meeting of the Board of Directors not feasible or difficult. The Executive Committee may exercise such powers of the directors between meetings of the directors as may be delegated to it by the directors (except for certain powers of the directors which may not be delegated).

Meetings of the Board of Directors and its Committees; Director Attendance

Pursuant to our Corporate Governance Guidelines, the Board is required to hold a minimum of four quarterly meetings per year. Directors are expected to attend substantially all meetings of the Board and meetings of the committees of the Board on which they serve. During the fiscal year ended October 31, 2018, the Board held four meetings, in addition to actions by unanimous written consent.

Pursuant to their committee charters, each of the Compensation Committee and Governance Committee is required to meet at least once per year, and the Audit Committee is required to meet at least quarterly. The Executive Committee only meets on an as needed basis. During the fiscal year, the Audit Committee held five meetings, the Compensation Committee and the Governance Committee each held one meeting and the Executive Committee held one meeting.

Each director attended 100% of the meetings held by the Board of Directors and committees of which such director was a member.

The Company encourages, but does not require, that members of its Board of Directors attend the annual meeting of stockholders. All but one of the Company’s then current directors attended the Annual Meeting of Stockholders held on March 21, 2018.

Executive Sessions

The Chair of the Governance Committee presides over all executive sessions of the independent directors. The independent directors of the Company met four times in executive session in 2018. Mr. Bannon, Chair of the Governance Committee, presided over the meetings.

Risk Oversight

One of the important roles of our Board is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. The Audit Committee regularly reviews and discusses the Company’s policies and procedures with respect to risk assessment generally and specifically financial risk exposures, including risks associated with liquidity, interest rates, credit, operations and other matters, as well as internal controls over financial reporting. The Audit Committee also oversees risks related to the Company’s policies concerning the whistleblower process, the code of ethics for senior financial officers and the code of business conduct and ethics. The Compensation Committee oversees risks related to the Company’s policies concerning executive compensation and compensation generally. The Governance Committee oversees risks related to the Company’s policies regarding related party transactions and insider trading, among other things. Each committee reports regularly to the Board to facilitate the Board’s risk oversight. The Board also receives reports directly from senior officers who may be involved on a more regular basis with specific risk issues.

Code of Ethics for Senior Financial Officers; Code of Business Conduct and Ethics

We have adopted a Code of Ethics for Senior Financial Officers (the “Code of Ethics”). The Code of Ethics applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller and is intended to deter wrongdoing, promote honest and ethical conduct, promote proper disclosure of financial information in the Company’s periodic reports, and promote compliance with applicable laws, rules and regulations by the Company’s senior officers who have financial responsibilities, among other things. We intend to satisfy the disclosure requirements under the Securities and Exchange Act of 1934, as amended, regarding an amendment to or waiver from a provision of our Code of Ethics by posting such information on our web site.

We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors that is similarly designed to promote ethical conduct. We intend to satisfy the disclosure requirements under NYSE listing standards regarding any waiver for a director or executive officer from a provision of our Code of Business Conduct and Ethics by posting such information on our web site.

Policy Prohibiting Hedging of Company Stock

We have adopted a Policy Regarding Transactions in Company Stock that prohibits directors, officers and employees of the Company, as well as their family members or other persons with whom they have a relationship, from buying or selling Company securities while in possession of material non-public information. In addition, the policy, among other things, prohibits directors, officers, employees and other insiders from establishing short positions and hedging transactions, including through prepaid variable forwards, equity swaps, collars and exchange funds.

Contacting the Board of Directors

Stockholders and other interested parties who desire to contact the Company’s Board of Directors or any individual director may do so by writing to: Board of Directors, c/o Secretary, Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830. The Board has instructed our Secretary to promptly forward all such communication to the specified addressees thereof.

Stockholders and other interested parties also may direct communications solely to the independent directors of the Company, as a group, by addressing such communications to the independent directors, c/o Secretary, at the address set forth above.

In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

See also penultimate paragraph under “Criteria for Membership on the Board of Directors; Nominations for Directors” for instructions on how stockholders may contact the Company regarding director nominations.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

Our consolidated financial statements for the year ended October 31, 2018 have been audited by PKF O’Connor Davies, LLP (“PKF”), who served as our independent registered public accounting firm for the last fiscal year. PKF was first retained as our independent registered public accounting firm in fiscal year 2006 and has served in such capacity since then.

The Audit Committee believes that the continued retention of PKF to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders and has appointed PKF to serve as our independent registered public accounting firm for the year ending October 31, 2019.

We have been advised by representatives of PKF that they will be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives also will be available to respond to appropriate questions.

Vote Required; Board Recommendation

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board of Directors is submitting the appointment of PKF to the stockholders for ratification as a matter of good corporate practice.

The affirmative vote of the holders of not less than a majority of the votes cast on this proposal at the Annual Meeting, in person or by properly executed proxy, subject to quorum requirements, will be required to ratify the appointment of PKF as the independent registered public accounting firm of the Company. If the stockholders fail to ratify the appointment of PKF, the Audit Committee may reconsider the appointment and may retain PKF or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF
PKF O’CONNOR DAVIES, LLP AS THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM OF THE COMPANY.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The SEC requires disclosure of the fees billed by the Company’s independent registered public accounting firm for certain services. For the fiscal year ended October 31, 2018, PKF served as the Company’s independent registered public accounting firm. The following table sets forth the aggregate fees billed by PKF during the fiscal years ended October 31, 2018 and 2017 respectively.

	Fiscal Year Ended	Fiscal Year Ended
	October 31, 2018	October 31, 2017
Fees Billed:
Audit Fees	$399,820	$384,560
Audit-Related Fees	$2,800	$36,925
Tax Fees	$56,100	$17,321
All Other Fees	$0	$0
Total	$458,720	$438,806

Audit Fees include amounts billed to the Company related to the audit of the consolidated financial statements of the Company and for quarterly reviews for that year. For the fiscal years ended October 31, 2018 and October 31, 2017, respectively, these amounts included $308,120 and $294,910 for the audit and quarterly reviews of the Company’s financial statements and $91,700 and $89,650 for the audit of the effectiveness of the Company’s internal controls over financial reporting.

Audit-Related Fees include amounts billed to the Company for services rendered in connection with required reviews performed in connection with registration statements and significant property acquisitions during the year.

Tax Fees include amounts billed to the Company primarily for tax planning and consulting, tax compliance and a review of federal and state income tax returns for the Company and its consolidated joint ventures.

All Other Fees include fees for all other services provided by PKF, other than the services reported above as Audit Fees, Audit-Related Fees or Tax Fees. There were no amounts billed or incurred related to other fees in the fiscal years ended October 31, 2018 or 2017, respectively.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to review and pre-approve any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. During the fiscal year ended October 31, 2018, the Audit Committee approved, prior to engagement, all audit and non-audit services provided by the Company’s independent registered public accounting firm and all fees to be paid for such services. The Audit Committee has pre-approved all audit services to be provided by the Company’s independent registered public accounting firm related to reviews of the Company’s quarterly financial reports on Form 10-Q and audit of the Company’s Annual Report on Form 10-K for the year ending October 31, 2019, as well as services related to the review of federal and state income tax returns for the Company and its consolidated joint ventures. All other services will be considered and pre-approved on an individual basis.

Fees Paid in Connection with Internal Audit Services

In addition to the fees enumerated above that were paid to the Company’s independent registered public accounting firm during the year ended October 31, 2018, the Company incurred fees of approximately $180,325 to Berdon LLP for internal audit services.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors consists of the three directors listed below. Each of the members of the Audit Committee is independent, as such term is defined by the listing standards of the NYSE.

One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements. Our management team has the primary responsibility for our financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls and procedures. PKF, our independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, or GAAP.

During the last year, the Audit Committee met regularly with, and received periodic updates from, management, PKF, the Company’s independent registered public accounting firm, and Berdon LLP, which provided internal audit services to assist management in the maintenance of an effective system of internal controls over financial reporting. The Audit Committee reviewed PKF’s “Report of Independent Registered Public Accounting Firm” included in the Company’s Annual Report on Form 10-K related to its audit of (i) the Company’s consolidated financial statements, and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also reviewed and discussed with management and the independent registered public accounting firm the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018. This review included a discussion with the independent registered public accounting firm of the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm according to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee considered whether (and determined that) the provision by PKF of the services described above under “Fees Billed by Independent Registered Public Accounting Firm” is compatible with PKF’s independence from both management and the Company.

In reliance upon the review and discussions referred to above and the report of PKF, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2018, for filing with the SEC.

Among its responsibilities, the Audit Committee has sole authority to retain, set the terms of engagement of, evaluate and, when appropriate, replace the independent registered public accounting firm and persons responsible for the Company’s internal audit function. As described in Proposal 2 in this Proxy Statement, the Audit Committee has appointed PKF to audit the financial statements of the Company for the ensuing fiscal year and recommends to the stockholders that such appointment be ratified. PKF was first retained as the Company’s independent registered public accounting firm in fiscal year 2006 and has served in such capacity since then. The Audit Committee is directly involved in the evaluation of the new lead audit partner upon lead audit partner rotation. During the fiscal year ended October 31, 2018, the Audit Committee also engaged Berdon LLP, certified public accountants and advisors, to provide internal audit services for the Company. The Audit Committee has not yet engaged anyone to provide internal audit services in 2019.

Audit Committee:

Robert J. Mueller, Chairman
Kevin J. Bannon
Richard Grellier

This report does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 3

AMENDMENT OF THE AMENDED AND RESTATED RESTRICTED STOCK AWARD PLAN

The Company first established a Restricted Stock Award Plan in 1997. In 2002, the shareholders of the Company approved an Amended and Restated Restricted Stock Award Plan (the “Plan”) and in subsequent years approved further amendments to the Plan, which amendments, among other things, increased the maximum number of shares available for issuance under the Plan. The current maximum number of shares reserved for issuance under the Plan is 4,500,000, of which 350,000 shares are Class A Common Stock, 350,000 shares are Common Stock, and 3,800,000 shares, at the discretion of the Compensation Committee administering the Plan, may be any combination of Class A Common Stock or Common Stock. The principal purposes of the Plan are to promote the long-term growth of the Company by attracting, retaining, and motivating directors and key management personnel possessing outstanding ability, to incentivize employees at all levels in addition to management personnel, and to further align the interests of such persons with those of the Company’s stockholders through stock ownership opportunities. Pursuant to the Plan, directors and employees of the Company, selected by the Compensation Committee, may be issued restricted stock awards. Our Board currently consists of 10 directors and the Company, together with its subsidiaries, has approximately 69 employees.

As of the Record Date, restricted stock awards representing 1,329,425 shares of Class A Common Stock and 3,078,100 shares of Common Stock had been issued under the Plan and there remained 92,475 shares which, at the discretion of the Compensation Committee, may be awarded in any combination of Class A Common Stock and Common Stock for future restricted stock awards.

To be able to continue to attract, retain and motivate qualified individuals as directors, officers and employees of the Company, the Board of Directors has approved, subject to stockholder approval, an amendment to the Plan that would increase the maximum number of shares of restricted stock available for issuance thereunder by 1,000,000 shares which, at the discretion of the Compensation Committee administering the Plan, may be any combination of Class A Common Stock and Common Stock.

Set forth below is a summary of the principal provisions of the Plan.

Summary of the Amended and Restated Restricted Stock Award Plan

Grant of Restricted Stock Awards. If Proposal 3 is approved, the Compensation Committee would be authorized to grant an additional 1,000,000 shares of restricted stock resulting in the aggregate number of shares covered by the Plan being 5,500,000 common shares (350,000 shares each of Class A Common Stock and Common Stock and 4,800,000 shares which, at the discretion of the Compensation Committee, may be awarded in any combination of Class A Common Stock or Common Stock). As noted above, 4,407,525 shares have been issued under the Plan and, at present, only 92,475 shares remain available for issuance under the Plan. The participants eligible to receive the restricted stock awards include any employee or director selected by the Compensation Committee, in its discretion.

Principal Terms and Conditions of Restricted Stock Awards. Each restricted stock award is evidenced by a written agreement, executed by both the relevant participant and the Company, setting forth all the terms and conditions applicable to such award as determined by the Compensation Committee. These terms and conditions include:

●	the length of the restricted period of the award;

●	the restrictions applicable to the award including, without limitation, the employment or Retirement (as defined below) status rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and

●	the eligibility to share in dividends and other distributions paid to the Company’s stockholders during the restricted period.

Lapse of Restrictions. If a participant’s status as an employee or non-employee director of the Company is terminated by reason of death or disability, the restrictions will lapse on such date. Except as described below, if such status as an employee or non-employee director is terminated prior to the lapse of the restricted period by reason of Retirement, the restricted period will continue as if the participant had remained in the employment of the Company; provided, however, that if the retired participant accepts employment or provides services during the restricted period to any organization other than the Company that is engaged primarily in the ownership and/or management or brokerage of shopping centers in the New York, Northern New Jersey, Long Island, NY-NJ-CT Metropolitan Statistical Area (the “Company’s MSA”), the participant will forfeit all unvested restricted shares. “Retirement” means, with respect to employees, termination from active employment with the Company at any time after attaining the age of sixty-five (65) years and, with respect to non-employee directors, expiration of the term of service on the Board by reason of such director’s failure to be elected to the Board pursuant to a regular election or his or her decision not to stand for re-election to the Board. With respect to Charles J. Urstadt only, since he had obtained Retirement age prior to the date of grant of each of his unvested restricted stock awards, the Compensation Committee attached special conditions to those grants. In the event of Charles J. Urstadt’s voluntary Retirement prior to the end of the vesting period of such grants, all of his unvested grants of restricted stock would be forfeited. If a participant’s status as an employee or director terminates for any reason other than as described above, the participant will forfeit all of his unvested restricted stock awards. Shares of restricted stock that are forfeited become available again for issuance under the Plan. The Compensation Committee has the authority to accelerate the time at which the restrictions may lapse whenever it considers that such action is in the best interests of the Company and of its stockholders, whether by reason of changes in tax laws, a “Change in Control” as defined in the Plan, or otherwise.

Dividends on Restricted Stock. Recipients of restricted stock have the right to receive dividends declared and other distributions paid with respect to such stock as the same are declared and paid to stockholders with respect to the Common Stock and Class A Common Stock generally.

Certain Federal Income Tax Consequences. The Company is required to withhold income and payroll taxes from participants who are Company employees on the amount of taxable income recognized when the restricted shares are no longer subject to a substantial risk of forfeiture. Upon the lapse of the applicable forfeiture restrictions, the value of the restricted stock will be taxable to the relevant participant as ordinary income. The Company will generally be entitled to a tax deduction equal to the taxable income realized by the participant and will also generally be entitled to a deduction for dividends paid to the participant (if any) on stock that has not vested.

Adjustments to the Plan. If the Company subdivides or combines its outstanding shares of Class A Common Stock or Common Stock into a greater or lesser number of shares or if the Compensation Committee determines that a stock dividend, reclassification, business combination, exchange of shares, warrants or rights offering to purchase shares or other similar event affects the shares of the Company such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, the Compensation Committee, in its discretion, may make adjustments that it deems to be equitable and appropriate to the number and class of shares that may be awarded and the number and class of shares subject to outstanding awards under the Plan.

Information about grants made under the Plan to each of the named executive officers in the fiscal year ended October 31, 2018 is set forth in the table titled “Grants of Plan-Based Awards”. Grants to the named executive officers in the fiscal year ended October 31, 2018 totaled 150,000 shares of Common Stock and 38,500 shares of Class A Common Stock. During the same period, the Company made grants under the Plan to non-executive officers and other employees of the Company totaling 500 shares of Common Stock and 57,700 shares of Class A Common Stock (1,000 of which have subsequently been forfeited) and to non-employee directors totaling 2,200 shares of Common Stock and 6,600 shares of Class A Common Stock. Additional information concerning compensation paid to directors in the fiscal year ended October 31, 2018 is set forth in the section titled “Director Compensation”. Information concerning the outstanding equity awards held by each of the named executive officers as of October 31, 2018 is set forth in the table titled “Outstanding Equity Awards at Fiscal Year-End”. Information for each of the named executive officers concerning restricted stock awards that vested in the fiscal year ended October 31, 2018 is set forth in the table titled “Option Exercises and Stock Vested”. Information about grants made to date in the current fiscal year is set forth in the discussion of long-term incentives under “Compensation Discussion and Analysis”. The amount of specific future awards that may be made under the Plan and the value of such awards are not determinable at this time.

The affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, in person or by properly executed proxy, subject to quorum requirements, will be required to approve the amendment of the Amended and Restated Restricted Stock Award Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE AMENDMENT OF THE AMENDED AND RESTATED RESTRICTED STOCK AWARD PLAN.

EQUITY COMPENSATION PLANS

The following table sets forth certain information regarding the Company’s equity compensation plans as of October 31, 2018.

Number of securities
	Number of securities to	Weighted-average	remaining available for
	be issued upon exercise	exercise price of	future issuance under
	of outstanding options,	outstanding options,	equity compensation
	warrants and rights	warrants and rights	plans (excluding securities
Plan category	(a)	(b)	reflected in column (a))
Equity compensation plans approved by security holders	N/A(1)	N/A(1)	341,025
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	N/A	N/A	341,025
____________________

(1)	The Company only grants restricted stock under its Restricted Stock Plan, which restricted stock are issued and outstanding at grant, subject to vesting over time.

COMPENSATION DISCUSSION AND ANALYSIS

Following is a discussion of the Company’s compensation program for Willing L. Biddle, Chief Executive Officer, John T. Hayes, Chief Financial Officer, Charles J. Urstadt, Chairman, Stephan Rapaglia, Chief Operating Officer, and Miyun Sung, Chief Legal Officer, being the only persons who served as executive officers (collectively, the “named executive officers” or “NEOs”) as of the end of the fiscal year ended October 31, 2018 (“fiscal year 2018”).

Charles J. Urstadt stepped down as Chairman to become Chairman Emeritus and an officer (but not an executive officer) effective January 1, 2019, at which time Charles D. Urstadt became an executive Chairman of the Board of Directors. Unless otherwise noted, Charles J. Urstadt is included for compensation discussions regarding fiscal year 2018, but Charles D. Urstadt is included for compensation discussion regarding fiscal year 2019.

Executive Summary

We believe our executive compensation policies and procedures are focused on long-term performance principles and are closely aligned with stockholder interests. Our executive compensation program is also designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to both company and individual performance and by encouraging executive stock ownership so that a portion of each executive’s compensation is tied directly to stockholder value. Moreover, we believe our compensation program has been instrumental in allowing us to retain key executives and recruit new ones. The balance of this Compensation Discussion and Analysis describes the policies that underlie the Company’s executive compensation program, the manner in which the program operates, and the decisions made in fiscal year 2018, as well as the subsequent period, in support of the program, along with their supporting rationale.

During fiscal year 2018, we successfully executed on our strategy of seeking continued growth through strategic re-leasing, renovations and expansions of our existing properties and selective acquisitions of income-producing properties. In fiscal year 2018, we:

●	completed the acquisitions of (i) a 27,000 square foot shopping center in Yonkers, NY, (ii) a mixed-use property in Ridgefield, CT and (iii) a 75.3% equity interest in a newly formed entity that owns a single tenant retail real estate property in New City, NY;

●	entered into a purchase and sale agreement to purchase a 177,000 square foot grocery anchored shopping center in Putnam County, NY, with the closing completed in fiscal 2019;

●	increased our ownership percentage in UB High Ridge, LLC, a consolidated joint venture, from 8.8% to 10.9%, upon redemption of units in UB High Ridge, LLC from non-managing members;

●	entered into commitments to refinance (i) a $15 million mortgage secured by our shopping center located in Darien, CT and (ii) a $9.2 million mortgage secured by our shopping center in Newark, NJ;

●	achieved a leasing rate of 93.2% on our consolidated portfolio; and

●	achieved various milestones on our redevelopment and pad site development plans at a number of our shopping centers.

Additional details regarding these and other strategic achievements, as well as highlights of our financial achievements, including funds from operations (“FFO”), net income and other measures of operating results and financial condition are set forth in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018.

Objectives

The Company’s executive compensation program is designed to accomplish the following key objectives:

●	Attract and retain high caliber individuals who possess the skills and expertise required to lead the Company – We believe that having an executive team with the right skills and experience is critical for the Company’s growth and success. To that end, the Company’s executive compensation program strives to remain sufficiently competitive, with an emphasis on long-term equity-based compensation, while remaining cognizant of stockholder value and Company needs.

●	Align compensation with corporate strategy, business objectives and the long-term interests of stockholders – We strive to create and emphasize a pay-for-performance culture to drive the creation of stockholder value. Generally, of the three main elements of our executive compensation program – base salary, annual cash bonuses and long-term equity incentives – the only element that is “fixed” is base salary. Consistent with this framework, we believe that it is important to reward both Company and individual specific performance. We believe such a focus on Company and individual performance directly rewards our executive team for creating, sustaining and, more importantly, increasing stockholder value.

●	Create an incentive to increase stockholder value by providing a significant percentage of compensation in the form of equity awards – As a further reinforcement of our overall philosophy to maximize stockholder value, we typically make annual equity grants to our executives and other employees, if performance warrants, including to the NEOs, in order to create symmetry between their interests and those of our stockholders and to serve as a retention tool.

●	Offer the right balance of long-term and short-term compensation and incentives to retain talented employees – While we do not currently have a formal policy regarding long-term versus currently paid compensation or cash versus non-cash compensation, we believe that all elements are necessary for achieving our compensation objectives. Currently paid cash compensation provides financial stability for each of our NEOs and immediate reward for superior Company and individual performance, while long-term equity compensation rewards achievement of strategic long-term objectives and contributes towards overall stockholder value.

Process for Determining Executive Compensation

The Compensation Committee, which is composed entirely of independent directors, has primary responsibility for oversight of the Company’s compensation program. Compensation decisions are generally made in December, following the end of the applicable fiscal year ending October 31st, and any adjustments to base salaries typically become effective January 1st.

As more fully described under “Corporate Governance and Board Matters,” the Compensation Committee’s responsibilities include reviewing the Company’s overall compensation strategy to ensure that it promotes stockholder interests and supports the Company’s strategic objectives, reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and establishing compensation for the Chief Executive Officer.

Each of the NEOs receives a base salary which is evaluated annually, as well as an annual cash bonus, if the Company and individual’s performance warrant such bonus. The base salary and annual cash bonus of the Chief Executive Officer is determined by the Compensation Committee. While the Chief Executive Officer provides input on his own performance and compensation, the determination is made by the Compensation Committee in executive session. In making recommendations on the salaries of the other NEOs, the Compensation Committee relies heavily on input and recommendations from the Chief Executive Officer, understanding that, since the Chief Executive has daily interaction with the other NEOs, he is well situated to provide valuable insight regarding the respective contributions of all members of the executive management team. The Compensation Committee’s recommendations regarding base salaries for all NEOs (other than the CEO) are submitted to the Board of Directors for final approval.

Similarly, the Compensation Committee determines the long-term incentive awards for the Chief Executive Officer, and, with input from the Chief Executive Officer, makes recommendations to the Board of Directors regarding similar awards for the other NEOs. The determinations regarding equity grants are typically made in December, during the first quarter of the Company’s fiscal year, with the actual grant made on a pre-determined date in January. However, special considerations, such as a new hire, promotion or special circumstances, could warrant different timing. The Compensation Committee reviews the overall pool of equity grants and individual employee grant recommendations, but the Chief Executive Officer, as a committee of the Board, is given discretionary authority to allocate the specific grants to employees other than the NEOs.

Use of Compensation Consultants

Annually, the Compensation Committee considers whether it would be advantageous to engage an independent consultant to advise the Company on matters involving executive compensation. At its meeting in December 2016, the first quarter of fiscal year 2017, the Compensation Committee considered this issue and determined that at such time, it was not beneficial to the Company or its stockholders to engage an independent compensation consultant, although it tasked management with gathering additional data regarding fees from potential advisors, for future reference and consideration. Upon reviewing engagement terms and fee proposals from compensation consultants, the Compensation Committee determined, after thoughtful deliberation at its meeting in December 2017, not to engage a compensation consultant with respect to fiscal year 2018. Similarly, the Compensation Committee did not engage a compensation consultant for fiscal year 2019.

Elements of the Executive Compensation Program

The Company’s executive compensation program consists of five key elements:

●	Base Salaries

●	Annual Cash Bonuses

●	Long-Term Equity Incentives

●	Benefits and Other Compensation

●	Termination Benefits in the Event of a Change in Control

Base Salaries

Base salaries for the NEOs other than the Chief Executive Officer are intended to be competitive with base salaries of executive positions of comparable responsibility with similarly sized REITs that the Compensation Committee believes are representative of the companies against which the Company competes for executive talent. With respect to the Chief Executive Officer and the Chairman, the Company places much greater emphasis on long-term equity incentives tied to the long-term performance of the Company. The base salary for each of the Chief Executive Officer and Chairman represents less than 20% of his respective total compensation.

In December 2017, the 2018 base salary for each NEO, other than Charles J. Urstadt, was increased approximately 3-4% from the prior year to reflect cost of living adjustments and market expectations. Charles J. Urstadt’s base salary remained unchanged from 2017 to 2018. In making these adjustments, the Compensation Committee reviewed compensation data reported by other retail REITs. The Compensation Committee reviewed similar public data in making its determinations and recommendations regarding 2019 annual base salaries for the NEOs.

In December 2018, the 2019 base salaries for Willing L. Biddle, John T. Hayes, Charles D. Urstadt, Stephan Rapaglia and Miyun Sung were set at $386,300, $260,000, $100,000, $260,000 and $244,000, respectively, reflecting an increase of approximately 3-5% for each executive, other than Charles D. Urstadt, who first became an executive officer on January 1, 2019. Charles J. Urstadt’s 2019 base salary was also set at $100,000, reflecting his new role as Chairman Emeritus and an officer of the Company. In making these salary adjustments, the Compensation Committee considered cost of living adjustments and market expectations.

Annual Cash Bonuses

The Company believes that incentive compensation should be structured to include some short-term rewards, in the form of annual cash bonuses, even as it focuses more heavily on long-term equity compensation. While annual cash bonuses are not tied to specific, pre-established performance targets, they are designed to reward performance and provide incentive to selected individuals to help the Company attain longer-term goals, by providing more immediate markers towards such longer-term goals. Annual bonuses are considered by the Compensation Committee following the close of each fiscal year and are paid during the next quarter. The Compensation Committee has not established limits on the amount of annual cash bonuses, but typically cash bonuses have not been a significant percentage of an individual’s base compensation. The Compensation Committee believes that short-term rewards in the form of cash bonuses to NEOs generally should reflect short-term results that contribute towards longer-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the NEO’s responsibilities and valuing special contributions by each such individual.

With respect to the Chief Executive Officer and the Chairman, greater emphasis is placed on the performance of the Company. In evaluating performance of the Company annually, the Compensation Committee considers, in the aggregate, a variety of financial, operational and strategic factors, including, among others, funds from operations (FFO), net income, growth in asset portfolio, amount of space under lease, overall leasing success, management of risk and total return to stockholders, as well as achievement of strategic objectives and goals that may be more difficult to quantify. See the Company’s Annual Report for information on how the Company calculates and defines some of these financial measures, including FFO, a non-GAAP measure. As described in the discussion that follows concerning long-term incentive compensation, the Compensation Committee declines to use specific performance formulas, believing that with respect to Company performance, such formulas do not adequately account for many factors including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Compensation Committee of a wide range of management and leadership skills of each of the NEOs.

The Summary Compensation table below includes bonuses paid to the NEOs with respect to performance in fiscal year 2018. In making the awards, the Compensation Committee considered the factors cited above under “Executive Summary,” as well as individual contributions and performance. Such payments were made in December 2018 and reflect the Compensation Committee’s assessment of the individual’s performance and the Company’s results for fiscal year 2018. As reflected in the Summary Compensation Table, the Compensation Committee or Board, as applicable, awarded Willing L. Biddle a bonus of $75,000 and for John T. Hayes, Charles J. Urstadt, Stephan Rapaglia and Miyun Sung bonuses of $42,500, $20,000, $42,500 and $35,000, respectively, reflecting the Company’s strong financial and operational performance in fiscal year 2018, as described above in “Executive Summary,” as well as each NEO’s individual contributions towards these achievements.

Long-Term Equity Incentives

Of the five elements of the Company’s executive compensation program, the Company places the greatest emphasis on equity incentives designed to focus management’s attention on the long-term performance and profitability of the Company. This is accomplished through grants under the Company’s Amended and Restated Restricted Stock Award Plan (the “Plan”), thus providing the Company’s key executives with a direct incentive to improve the Company’s performance and enhance stockholder value.

The Plan provides that the recipient does not become vested in restricted stock until after a specified time after it is issued. The Compensation Committee determines the vesting period, which may range between five and ten years after the date of grant for NEOs. The Compensation Committee recognizes that such time frames may be comparatively long when measured against similar types of incentive awards for executives of other companies, but believes that awards that vest after five or more years, and which become vested only at the end of their terms, and not ratably over their terms, better reflect the longer term outlook of a real estate focused company and also better link the individual rewards to successful development and implementation of long-term growth strategies that will benefit all stockholders. Non-executive employee grants range from three to five years, based on the size of the grant. Unless an exception is approved by the Compensation Committee, if the executive leaves the Company prior to the end of the vesting period, other than by Retirement (or, in some cases, involuntary termination), death or disability, unvested stock is forfeited. The Company believes that the restricted stock awards serve as both a reward for performance and a retention device for key executives and help to align their interests with all stockholders.

In making its decisions, the Compensation Committee does not use an established formula or focus on a specific performance target. The Compensation Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing retail and real estate markets and other factors, may contribute to less favorable near-term results, even when sound strategic decisions have been made to position the Company for longer-term profitability. Similarly, the Compensation Committee also recognizes that favorable short-term results are not necessarily indicative of a strong long-term position. Thus, the Compensation Committee also strives to identify whether the Chief Executive Officer is exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced net asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate long-term incentive awards, the Compensation Committee considers whether adequate funding or appropriate borrowing capacity for future growth has been secured, whether acquisition and leasing “pipelines” have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

The Summary Compensation Table set forth below includes the grant date fair market value of long-term incentive awards made to the NEOs during fiscal year 2018. Those grants were approved in December 2017 and made in January 2018. Such grants reflect the Compensation Committee’s consideration of the factors described above and were made in recognition of individual performance and Company performance in fiscal year 2017, and to serve as incentive compensation and a retention tool looking forward into fiscal year 2018 and beyond. In determining the size of the equity grant, the Compensation Committee considered the other key components of compensation—base salary and annual cash bonus.

When the Compensation Committee met in December 2018 and considered results for fiscal year 2018, it undertook its annual evaluation and recommendations for changes in base compensation, annual bonuses and incentive awards. To recognize strong contributions in fiscal year 2018 and to further incentivize executives towards even stronger future performance, the Compensation Committee and Board of Directors awarded restricted stock to Willing L. Biddle in the amounts of 100,000 Common Shares and 2,500 Class A Common Shares, to Charles D. Urstadt, in the amount of 10,000 Common Shares, to John T. Hayes in the amount of

13,500 Class A Common Shares, to Stephan Rapaglia in the amount of 13,500 Class A Common Shares, and to Miyun Sung in the amount of 9,000 Class A Common Shares, all of which grants were effective as of January 2, 2019. Mr. Biddle’s award vests after nine years, reflecting the special emphasis on long-term goals for the CEO. The awards to the other NEOs vest after five years. All of the awards are subject to continued employment.

Charles J. Urstadt also received an award of restricted stock on January 2, 2019 in the amount of 25,000 Common Shares and 1,000 Class A Common Shares in his capacity as Chairman Emeritus and an officer of the Company. The award to Charles J. Urstadt would be forfeited in the event of his voluntary termination; however, in the event of his involuntary termination, except for Cause (as defined below), Mr. C.J. Urstadt’s award would continue to vest as if his termination had not occurred.

In making the awards, the Compensation Committee considered the factors cited above under “Executive Summary,” as well as the following additional considerations: continued strict execution of a business plan that has emphasized sound risk management, very low leverage by industry standards, ample liquidity and credit lines for future growth, and the avoidance of variable rate long-term debt obligations.

Employee Benefit Plans and Other Compensation

The Company maintains a variety of medical, dental, life and disability insurance programs and a Profit Sharing and Savings Plan (“401(k) Plan”) for all of its eligible full-time employees. The 401(k) Plan provides employees with an opportunity to accumulate savings in a tax deferred plan through deferral of a portion of their compensation and through matching Company contributions. For the fiscal year ended October 31, 2018, the Compensation Committee approved matching contributions for each participant’s account equal to the amount of the participant’s elective deferrals that do not exceed 5% of compensation (as defined) under the 401(k) Plan. In order to comply with certain limitations under the Internal Revenue Code of 1986, as amended (the “Code Limitations”), an amount equal to the excess of the 5% matching contribution that would have been allocated to the account for Mr. Biddle under the 401(k) Plan for the fiscal year ended October 31, 2018 absent the Code Limitations, was credited to an Excess Benefit Account for Mr. Biddle under the Company’s Excess Benefit and Deferred Compensation Plan. Amounts credited to the respective accounts of each NEO in the 401(k) Plan and the Excess Benefit and Deferred Compensation Plan appear in the Summary Compensation Table in the column titled “All Other Compensation.” See also footnotes to Summary Compensation Table regarding employee benefits and other compensation.

Termination Benefits in the Event of a Change in Control

Although the Company does not have employment agreements with any of its NEOs, it has entered into change in control agreements with each of the NEOs pursuant to which each NEO would be entitled to certain termination benefits in the event that his or her employment is terminated for Good Reason (as defined below) or by the Company for any reason other than for Cause (as defined below), within eighteen months following a change in control. Each of the Change in Control Agreements has an indefinite term. Such agreements serve to provide the NEOs with an element of financial security and predictability should their employment be terminated in the circumstances described above. Specific information concerning the terms of the Change in Control agreements and a description of benefits payable to the NEOs in the event of a termination following a change in control can be found in the discussion and table below under the caption “Potential Payments on Termination and Change in Control.”

Stockholder Votes on Executive Compensation

Say-On-Pay

At the annual meeting of stockholders of the Company held on March 22, 2017, the Company’s stockholders voted, on an advisory basis, on the compensation paid to the Company’s NEOs, also commonly referred to as “say-on-pay.” The stockholders voted overwhelmingly to approve, on an advisory basis, the compensation of the Company’s NEOs. The Company’s Board of Directors considered the recommendations of the stockholders and determined that the Company would not make any material modifications to the compensation arrangements for the NEOs.

Say-On-Frequency

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires that a “say-on-frequency” vote be held at least every six years, we held a vote, on an advisory basis, on whether to hold an advisory vote on executive compensation every one, two or three years, at the Company’s 2017 Annual Meeting of Stockholders. At that meeting, the Company’s stockholders voted, on an advisory basis, on the frequency of future advisory votes on executive compensation and voted overwhelmingly to recommend that future advisory votes on the compensation of the Company’s named executive officers be held every three years. The Board of Directors adopted that recommendation and, accordingly, the next stockholder advisory vote on executive compensation will be held at the Company’s 2020 Annual Meeting of Stockholders. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the next “say-on-frequency” vote will be held at the Company’s 2023 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all of the compensation paid or awarded to the named executive officers in each of the three most recent fiscal years in the period ended October 31, 2018.

Name and	Fiscal				Restricted	All Other
Principal Position	Year	Salary (3)	Bonus (4)	Total	Stock (5)	Compensation (6)	Total
Willing L. Biddle	2018	$373,483	$75,000	$448,483	$1,825,250	$23,670	$2,297,403
President and Chief	2017	$364,417	$50,000	$414,417	$2,011,725	$23,038	$2,449,180
Executive Officer	2016	$355,833	$30,000	$385,833	$1,842,000	$15,361	$2,243,194

John T. Hayes	2018	$249,000	$42,500	$291,500	$287,300	$12,450	$591,250
Senior Vice President and	2017	$240,517	$30,000	$270,517	$303,625	$11,780	$585,922
Chief Financial Officer	2016	$234,833	$25,005	$259,838	$225,600	$11,700	$497,138

Charles J. Urstadt	2018	$225,000	$20,000	$245,000	$929,200	$28,341	$1,202,541
Chairman (1)	2017	$225,000	$8,654	$233,654	$1,024,080	$29,368	$1,287,102
	2016	$225,000	$8,654	$233,654	$935,100	$29,183	$1,197,937

Stephan A. Rapaglia	2018	$249,000	$42,500	$291,500	$287,300	$12,451	$591,251
Senior Vice President and	2017	$240,517	$30,000	$270,517	$303,625	$11,780	$585,922
Chief Operating Officer	2016	$234,833	$25,005	$259,838	$225,600	$11,500	$496,938

Miyun Sung	2018	$232,467	$35,000	$267,467	$176,800	$11,623	$455,890
Senior Vice President and
Chief Legal Officer (2)
____________________

(1)	Effective January 1, 2019, Charles D. Urstadt replaced Charles J. Urstadt as Chairman of the Board of Directors. Charles J. Urstadt continues to serve on the Board of Directors as Chairman Emeritus and with the Company as an officer, but not an executive officer.

(2)	Miyun Sung joined the Company in May 2016 as SVP, Chief Corporate Counsel and became SVP, Chief Legal Officer effective in December 2017.

(3)	Changes to salaries are made annually and are effective January 1 for the ensuing calendar year.

(4)	See “Compensation Discussion and Analysis” for a discussion of the annual cash bonus.

(5)	Restricted stock grants are subject to vesting. See “Outstanding Equity Awards and Fiscal Year End” for vesting periods. Amounts shown represent the dollar value on the date of grant computed in accordance with ASC Topic 718 disregarding any estimates based on forfeitures relating to service-based vesting conditions. For information regarding significant factors and assumptions used in the calculations pursuant to ASC Topic 718, see note 8 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018.

(6)	Consists of a matching contribution by the Company to the Company’s 401(k) Plan or related excess benefit account in an amount equal to the amount of the NEO’s elective deferrals that do not exceed 5% of such NEO’s compensation. For Charles J. Urstadt and Willing L. Biddle, the matching contributions were $11,251 and $18,379 respectively, with the remaining amount reflecting fees associated with club memberships.

Grants of Plan-Based Awards

The following table summarizes information concerning restricted stock granted to the named executive officers in the fiscal year ended October 31, 2018. Grants in fiscal 2018 were based on performance in the preceding year.

			All Other Stock Awards:
			Number of				Grant Date
			Shares of Stock				Fair Value of Stock Awards
					Class A				Class A
	Grant	Approval	Common		Common		Common		Common
Name	Date	Date	Stock		Stock		Stock ($)		Stock ($)
Willing L. Biddle	01/2/2018	12/12/2017	100,000	(1)	2,500	(1)	$1,770,000	(2)	$55,250(3)
John T. Hayes	01/2/2018	12/13/2017	—		13,000	(4)	—		$287,300(3)
Charles J. Urstadt	01/2/2018	12/13/2017	50,000	(4)	2,000	(4)	$885,000	(2)	$44,200(3)
Stephan A. Rapaglia	01/2/2018	12/13/2017	—		13,000	(4)	—		$287,300(3)
Miyun Sung	01/2/2018	12/13/2017	—		8,000	(4)	—		$176,800(3)
____________________

(1)	Stock subject to this award is scheduled to vest nine years after the date of grant.

(2)	Calculated in accordance with ASC Topic 718. The price on the grant date was $17.70 per share.

(3)	Calculated in accordance with ASC Topic 718. The price on the grant date was $22.10 per share.

(4)	Stock subject to this award is scheduled to vest five years after the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning the outstanding equity awards held by each of the named executive officers as of October 31, 2018.

		Number of		Market Value	Number of		Market Value
		Shares of		of Shares of	Shares of		of Shares of
		Stock That		Stock That	Stock That		Stock That
		Have Not		Have Not	Have Not		Have Not
		Vested		Vested (1)	Vested		Vested (2)
	Grant	Common		Common	Class A		Class A
Name	Date	Stock		Stock	Common Stock		Common Stock
Willing L. Biddle	1/2/2009	95,000	(3)	$1,620,700	5,000	(3)	$99,550
	1/4/2010	100,000	(7)	$1,706,000	5,000	(7)	$99,550
	1/3/2011	100,000	(5)	$1,706,000	2,500	(5)	$49,775
	1/3/2012	100,000	(5)	$1,706,000	2,500	(5)	$49,775
	1/2/2013	100,000	(5)	$1,706,000	2,500	(5)	$49,775
	1/2/2014	100,000	(5)	$1,706,000	2,500	(5)	$49,775
	1/2/2015	100,000	(5)	$1,706,000	2,500	(5)	$49,775
	1/4/2016	100,000	(5)	$1,706,000	2,500	(5)	$49,775
	1/4/2017	100,000	(5)	$1,706,000	2,500	(5)	$49,775
	1/2/2018	100,000	(5)	$1,706,000	2,500	(5)	$49,775

John T. Hayes	1/2/2014	—		$—	8,500	(3)	$169,235
	1/2/2015	—		$—	11,500	(6)	$228,965
	1/4/2016	—		$—	12,000	(6)	$238,920
	1/4/2017	—		$—	12,500	(6)	$248,875
	1/2/2018	—		$—	13,000	(6)	$258,830

Charles J. Urstadt	1/2/2014	50,000	(3)	$853,000	2,000	(3)	$39,820
	1/2/2015	50,000	(6)	$853,000	2,000	(6)	$39,820
	1/4/2016	50,000	(6)	$853,000	2,000	(6)	$39,820
	1/4/2017	50,000	(6)	$853,000	2,000	(6)	$39,820
	1/2/2018	50,000	(6)	$853,000	2,000	(6)	$39,820

Stephan A. Rapaglia	1/2/2014	—		$—	5,000	(4)	$99,550
	1/2/2014	—		$—	9,000	(3)	$179,190
	1/2/2015	—		$—	11,500	(6)	$228,965
	1/4/2016	—		$—	12,000	(6)	$238,920
	1/4/2017	—		$—	12,500	(6)	$248,875
	1/2/2018	—		$—	13,000	(6)	$258,830

Miyun Sung	5/23/2016	—		$—	2,000	(6)	$39,820
	1/4/2017	—		$—	6,000	(6)	$119,460
	1/2/2018	—		$—	8,000	(6)	$159,280
____________________

(1)	Market value based on closing price of Common Stock on October 31, 2018 of $17.06 per share.

(2)	Market value based on closing price of Class A Common Stock on October 31, 2018 of $19.91 per share.

(3)	Restricted Stock that vested on January 2, 2019.

(4)	Stock scheduled to vest ten years after the grant date.

(5)	Stock scheduled to vest nine years after the grant date.

(6)	Stock scheduled to vest five years after the grant date.

(7)	Restricted Stock that vested on January 4, 2019.

Option Exercises and Stock Vested

The following table sets forth certain information for each of the named executive officers concerning restricted stock awards that vested in the fiscal year ended October 31, 2018. The value realized was calculated using the applicable closing prices for the Common shares and Class A Common shares as of the vesting date.

	Stock Awards			Stock Awards
	Common Stock			Class A Common Stock
	Number of Shares		Value Realized	Number of Shares		Value Realized
Name	Acquired on Vesting		on Vesting ($) (1)	Acquired on Vesting		on Vesting ($) (1)
Willing L. Biddle	95,000	(1)	$1,681,500	5,000	(1)	$110,500
John T. Hayes	—		$—	6,500	(2)	$143,650
Charles J. Urstadt	75,000	(2)	$1,327,500	2,500	(2)	$55,250
Stephan A. Rapaglia	—		$—	6,500	(2)	$143,650
Miyun Sung	—		$—	—		$—
____________________

(1)	Shares granted on January 2, 2008 that vested on January 2, 2018. The price on the vest date was $17.70 per Common Share and $22.10 per Class A Common Share.

(2)	Shares granted on January 2, 2013 that vested on January 2, 2018. The price on the vest date was $17.70 per Common Share and $22.10 per Class A Common Share.

Non-Qualified Deferred Compensation

Beginning in November 1996, the Company established the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan (as amended, the “Original Plan”). In response to changes required by the American Jobs Creation Act of 2004, in December 2004, the directors voted to freeze the Original Plan and adopted a new Excess Benefit and Deferred Compensation Plan, effective January 1, 2005 (the “Current Plan”). The Company made required distributions to participants in the Original Plan through December 31, 2013, when the last required distribution was made. There no longer are any assets in the Original Plan.

Since January 2005, the Company has maintained the Current Plan. The Current Plan is intended to provide eligible employees with benefits in excess of the amounts that may be provided under the Company’s 401(k) Plan and to provide such employees with the opportunity to defer receipt of a portion of their compensation. Participation is limited to those employees who earn above a certain limit, $275,000 for 2018. The Current Plan provides that a participant is credited with an amount equal to the contributions that would have been credited to the participant if the applicable compensation limitation under the 401(k) Plan did not apply.

Amounts credited under the Current Plan vest under the same rules as under the 401(k) Plan. In addition, each participant may elect to defer receipt of a portion of his or her compensation until a later date. Amounts credited under the Current Plan are increased with interest at a rate set from time to time by the Compensation Committee. For the fiscal year ended October 31, 2018, the Company paid interest on deferred compensation accounts at a rate based upon the rate of interest applicable to United States Five Year Treasury Notes. Alternatively, eligible participants in the Current Plan may elect to have all or a portion of their deferred compensation accounts invested in the Company’s Class A Common Stock, Common Stock, or such other securities as may be purchased by the Plan trustees in their discretion. At a date selected by a participant when a deferral election is made, or following a participant’s retirement or severance of employment with the Company, amounts in the Current Plan attributable to such participant are paid either in a lump sum or over a period of up to ten years, based upon a previously made election by the participant. In the event of a change in control (as defined in the Current Plan), the Compensation Committee may in its discretion accelerate the payment of benefits under the Current Plan.

The Current Plan provides for a trust to hold funds allocated under the Plan. Members of the Compensation Committee act as trustees of the trust.

The table below provides information on the non-qualified deferred compensation of each of the named executive officers.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals	Balances
	in Last FY	in Last FY	in Last FY	in Last FY	at Last FYE
Name	($)	($)	($)	($)	($)
Willing L. Biddle	$—	$—	$2,076	$5,900 (1)	$40,143
John T. Hayes	$—	$—	$ —	$—	$ —
Charles J. Urstadt	$—	$—	$1,732	$—	$31,819
Stephan A. Rapaglia	$—	$—	$ —	$—	$ —
Miyun Sung	$—	$—	$ —	$—	$ —
____________________

(1)	Scheduled distribution made to the employee in Common Stock of the Company with equivalent value based upon selections made by the employee at the time deferral of compensation was elected.

Potential Payments on Termination and Change In Control

Termination Absent a Change in Control

The Company does not have employment agreements with any of the NEOs. Employment is “at will” and generally upon termination of employment, except in the event of death or disability, the employee is not entitled to any severance, cash compensation, medical or other benefits, whether termination is with or without cause. In the event of termination of employment due to death or disability, any unvested restricted stock would become fully vested. For Messrs. Biddle, Hayes, Urstadt, and Rapaglia and Ms. Sung the value of their unvested restricted stock as of October 31, 2018 was $17,990,802, $1,429,796, $4,724,243, $1,537,949, and $572,913 respectively (see table below). With respect to Charles J. Urstadt only, since he had obtained the age of 65 prior to receipt of all of the grants of his unvested restricted stock, any unvested grants of restricted stock would be forfeited in the event of his voluntary termination (e.g. retirement) prior to the end of the applicable vesting period.

Termination following a Change in Control

The Company has entered into Change in Control Agreements (“Agreements”) with each of Charles J. Urstadt, Willing L. Biddle, John T. Hayes, Stephan A. Rapaglia and Miyun Sung. Under their respective Agreements, each of the NEOs would be entitled to certain termination benefits in the event that his or her employment is terminated for Good Reason or by the Company for any reason other than for Cause, within eighteen months following a Change in Control. Each of the Change in Control Agreements has an indefinite term. Generally, termination for “Good Reason” includes, but is not limited to, voluntary termination of employment by the named executive officer within 180 days following the occurrence of any of the following: (i) a change in the NEO’s authority, duties or responsibilities which represents a material diminution in his authority, duties or responsibilities prior to the Change in Control; (ii) a material reduction in the NEO’s base salary below the level that existed preceding the Change in Control; (iii) a relocation of the NEO outside a 50 mile radius of the NEO’s work site at the date such agreement was signed; (iv) the sale or other disposition by the Company of more than 50% of the assets of the Company over which the NEO has authority to any “person” as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended; or (v) other material breach by the Company of the terms of the Change in Control Agreement. Termination for “Cause” means termination of employment by the Company because of dishonesty, conviction of a felony, gross neglect of duties, or conflict of interest which, in the case of gross neglect or conflict of interest, continues for thirty days after written notice by the Company to the employee requesting cessation of such gross neglect or conflict.

Termination Benefits

In the event a named executive officer becomes eligible for termination benefits as provided above, such benefits would include the following: (i) a cash payment, to be made within forty-five days after such termination, equal to 12 months of the NEO’s base salary (exclusive of any bonus or other benefit) in effect at the date of the Change in Control; and (ii) the Company would be obligated to maintain, for a period of twelve months after termination (the “Benefits Period”), all life insurance, disability, medical and other benefit programs to which the NEO and his family were entitled at the date of the Change in Control or, in the event the continued participation of the NEO and his family in such programs is not possible, to arrange for similar benefits. The termination benefits also would include a lump sum cash payment to the NEO within forty-five days of such termination in lieu of Company contributions on behalf of the NEO to which the NEO otherwise would be entitled during the Benefits Period under the Company’s 401(k) Plan. In the event of a named executive officer’s termination of employment following a Change in Control, the Compensation Committee has the authority to accelerate the time at which restrictions will lapse or to remove any restrictions applicable to awards of restricted stock under the Company’s Amended and Restated Restricted Stock Award Plan.

The table below sets forth the compensation payable to each of the named executive officers, in the event of termination following a Change in Control. The amounts are estimates only and assume that a Change in Control occurred on October 31, 2018. Actual amounts to which the NEO would be entitled would depend upon his actual compensation, value of benefits, and restricted stock outstanding as of the date of the Change in Control.

Termination of Employment in Connection with Change in Control

		Continuation
		of Medical		Acceleration	Total
	Cash	and Insurance	Other	of Equity	Termination
Name	Compensation	Benefits (1)	Benefits (2)	Awards (3)	Benefits
Willing L. Biddle	$375,000	$25,052	$18,750	$17,572,000	$17,990,802
John T. Hayes	$250,500	$21,946	$12,525	$1,144,825	$1,429,796
Charles J. Urstadt	$225,000	$23,893	$11,250	$4,464,100	$4,724,243
Stephan A. Rapaglia	$250,500	$20,594	$12,525	$1,254,330	$1,537,949
Miyun Sung	$233,900	$ 8,758	$11,695	$318,560	$572,913
____________________

(1)	Represents an estimate of the cost to provide for one year continued life insurance, disability, medical and other benefit programs in which the named officer is participating or to which he is entitled.

(2)	Represents a cash payment to the NEO under the Company’s 401(k) Plan.

(3)	Under the Company’s Amended and Restated Restricted Stock Award Plan, the Compensation Committee administers the Plan and has the authority to accelerate the time at which the restrictions will lapse or to remove any such restrictions upon the occurrence of a Change in Control. Amounts in the table assume that any restrictions upon vesting have been removed.

CEO Pay Ratio

For fiscal year 2018, we determined that the annual total compensation of our CEO, Willing L. Biddle, was $2,297,403 and the median compensation of all of our employees, other than our CEO, was $71,401. The ratio of these amounts was approximately 32 to 1. In identifying our median employee, we reviewed the annual base salary and bonus of each of the 69 full-time employees of the Company or its consolidated subsidiaries as of October 31, 2018, then determined such median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table included in this proxy statement. These employees range from senior vice presidents to handymen and accounting, leasing and operations staff. We annualized the base salaries or wages of any permanent employees who started with us during fiscal 2018. No other adjustments were made. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies and to make reasonable estimates and assumptions that reflect their compensation practices. Moreover, the ratio may be influenced by a company’s decision to allocate work to independent contractors, outside advisors and other third-parties, as opposed to employees. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us.

DIRECTOR COMPENSATION

For the year ended October 31, 2018, other than Messrs. Biddle and C.J. Urstadt, each director received an annual retainer of $27,500, compensation of $2,100 for each Board of Directors meeting and each committee meeting attended in person and compensation of $1,100 for each Board of Directors meeting and each committee meeting attended telephonically. The Chairmen of the Audit Committee, Compensation Committee and the Governance Committee each received an additional annual retainer of $3,900. On January 2, 2018, each non-employee director was also granted 1,100 restricted shares of common stock which, at the election of each director, could be any combination of Class A Common Stock and Common Stock.

At its meeting in December 2018, the Compensation Committee considered compensation for the directors and voted to increase the annual retainer and fees for fiscal year 2019 as follows: annual retainer, $30,000; additional retainer for committee chairs, $4,100; meeting attendance fees, $2,200 in person and $1,100 via teleconference. On January 2, 2019, each non-employee director was also granted 1,200 restricted shares of common stock which, at the election of each director, could be any combination of Class A Common Stock and Common Stock. Willing L. Biddle, Charles J. Urstadt and, as of January 1, 2019, Charles D. Urstadt, are officers of the Company, and as such, do not receive separate compensation for service as a director or committee member.

The compensation table below summarizes the compensation paid to non-employee members of the Board of Directors during the fiscal year ended October 31, 2018.

	Fees
	Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($) (1)	($)	($)
Kevin J. Bannon (2)	$50,625	$24,310	—	$74,935
Catherine U. Biddle (3)	$36,425	$19,470	—	$55,895
Noble O. Carpenter, Jr. (4)	$39,425	$24,310	—	$63,735
Bryan O. Colley (5)	$39,425	$24,310	—	$63,735
Richard Grellier (6)	$47,825	$24,310	—	$72,135
George H.C. Lawrence (7)	$43,225	$24,310	—	$67,535
Robert J. Mueller (8)	$50,725	$24,310	—	$75,035
Charles D. Urstadt (9)	$36,425	$19,470	—	$55,895
____________________

(1)	As described under Director Compensation above, the Board of Directors awarded each non-employee director 1,100 restricted shares of common stock which, at the election of each director, could be any combination of Class A Common Stock and Common Stock. Except for Charles D. Urstadt and Catherine U. Biddle, who elected to receive such award in restricted Common Stock, all of the directors elected to receive such award in restricted Class A Common Stock. The value of each award was computed in accordance with ASC Topic 718 and is based upon the closing price of the applicable stock on the grant date ($17.70 per share for Common Stock and $22.10 per share for Class A Common Stock on January 2, 2018).

(2)	Fees earned includes additional retainer of $3,900 that Mr. Bannon received as Chair of the Nominating and Corporate Governance Committee. As of October 31, 2018, a total of 5,200 Class A Common Shares awarded by us to Mr. Bannon were outstanding and subject to vesting.

(3)	As of October 31, 2018, a total of 5,200 Common Shares awarded by us to Ms. Biddle were outstanding and subject to vesting.

(4)	As of October 31, 2018, a total of 2,150 Class A Common Shares awarded by us to Mr. Carpenter were outstanding and subject to vesting.

(5)	As of October 31, 2018, a total of 2,150 Class A Common Shares awarded by us to Mr. Colley were outstanding and subject to vesting.

(6)	As of October 31, 2018, a total of 5,200 Class A Common Shares awarded by us to Mr. Grellier were outstanding and subject to vesting.

(7)	As of October 31, 2018, a total of 5,200 Class A Common Shares awarded by us to Mr. Lawrence were outstanding and subject to vesting. Fees earned includes additional retainer of $3,900 that Mr. Lawrence received as Chair of the Compensation Committee.

(8)	As of October 31, 2018, a total of 5,200 Class A Common Shares awarded by us to Mr. Mueller were outstanding and subject to vesting. Fees earned includes additional retainer of $3,900 that Mr. Mueller received as Chair of the Audit Committee.

(9)	As of October 31, 2018, a total of 5,200 Common Shares awarded by us to Mr. C.D. Urstadt were outstanding and subject to vesting. Starting January 1, 2019, following his designation as an executive Chairman, Mr. C.D. Urstadt will no longer receive compensation in his capacity as a director.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended October 31, 2018.

Compensation Committee:
George H.C. Lawrence, Chairman
Bryan O. Colley
Noble O. Carpenter, Jr.

This report does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Lawrence, Colley and Carpenter. No member of the Compensation Committee during 2018 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a Compensation Committee interlock and would require disclosure in this Proxy Statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC regulations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures Regarding Transactions with Related Persons

The Company has in place a Related Party Transactions Policy, which was adopted to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures are intended to work in conjunction with the Code of Ethics for Senior Officers and Code of Business Conduct, which is described above in “Corporate Governance and Board Matters—Code of Ethics for Senior Financial Officers; Code of Business Conduct and Ethics.”

 The policies and procedures apply to transactions or arrangements between the Company and any related person, including but not limited to directors, director nominees, executive officers, greater than 5% stockholders, the immediate family members of each of these groups and an entity with which any of the foregoing persons is employed or is a partner or owns 5% or greater beneficial ownership interest. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and directors, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Ethics and Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

For purposes of the policies and procedures, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest.

Under the policies and procedures, the directors and executive officers of the Company are responsible for identifying and reporting any proposed transaction with a related person. If any director or officer becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related person, such person is required to bring the matter to the attention of the Company’s Secretary. Any proposed related person transaction is required to be presented by the Secretary to the Governance Committee or the Chair of the Governance Committee for its review. The Governance Committee will then meet, in person or by telephone, to review the facts and circumstances and discuss the proposed transaction.

If the transaction involves a director, that director will not participate in the action regarding whether to approve or ratify the transaction.

The policies and procedures provide that all related person transactions are to be disclosed in the Company’s Proxy Statement and other appropriate filings to the extent required by the rules and regulations of the SEC.

Relationships

After considering information provided by directors and officers, including information considered by the Board in its determination of director independence as described in “Corporate Governance and Board Matters—Board Independence,” as of the Record Date (the most recent practicable date), the Company was not aware of any related person transactions pursuant to the Related Party Transactions Policy. Charles J. Urstadt, the Company’s Chairman Emeritus, is the father of Catherine U. Biddle, a director of the Company, and Charles D. Urstadt, the Chairman of the Company. Willing L. Biddle, the Company’s President, Chief Executive Officer and a director, is the husband of Catherine U. Biddle, the son-in-law of Charles J. Urstadt, and the brother-in-law of Charles D. Urstadt.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of the Record Date, available to the Company with respect to Common Shares and Class A Common Shares of the Company beneficially owned by:

●	each person who is known by us to beneficially own more than 5% of the Class A Common Shares or Common Shares;
●	each director and nominee for director;
●	each named executive officer; and
●	all of our current directors and executive officers as a group.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC or other information available to us. Percentage ownership in the following table is based on 9,960,445 Common Shares and 29,913,560 Class A Common Shares outstanding as of the Record Date. Unless otherwise noted below, the address of the persons and entities listed on the table is 321 Railroad Avenue, Greenwich, CT 06830.

				Class A
	Common Shares			Common Shares
	Beneficially		Percent	Beneficially		Percent
Name and Address of Beneficial Owner	Owned		of Class	Owned		of Class
5% Stockholders
The Vanguard Group, Inc.	—		—	4,951,353	(1)	16.6%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	—		—	5,054,821	(2)	16.9%
55 East 52nd Street
New York, NY 10022
Directors & Officers
Charles D. Urstadt	40,876	(3)	*	1,850		*
Charles J. Urstadt	4,543,198	(4)	45.6%	176,767	(5)	*
Willing L. Biddle	3,120,349	(6)	31.3%	45,824	(7)	*
Kevin J. Bannon	—		*	33,800	(8)	*
Catherine U. Biddle	3,120,349	(6)	31.3%	45,824	(7)	*
Noble O. Carpenter, Jr.	—		—	3,350	(9)	*
Bryan O. Colley	—		—	3,555	(10)	*
Richard Grellier	2,627		*	8,300	(11)	*
George H.C. Lawrence	—		—	80,328	(12)	*
Robert J. Mueller	—		—	46,350	(13)	*
John T. Hayes	—		—	67,752	(14)	*
Stephan A. Rapaglia	—		—	86,374	(15)	*
Miyun Sung	—		—	25,000	(16)	*
Directors & Executive Officers
as a group (13 persons)	7,707,050		77.4%	579,250		1.9%
____________________

*	Less than 1%

(1)	Number of shares is based upon information filed with the SEC on February 9, 2018 by The Vanguard Group in a Schedule 13G/A. The number includes 1,430,360 shares that are beneficially owned by Vanguard Specialized Funds — Vanguard REIT Index Fund (the “Index Fund”). The number of shares beneficially owned by the Index Fund is based upon information filed separately by the Index Fund with the SEC on January 31, 2019 in a Schedule 13G/A.

(2)	Number of shares is based upon information filed with the SEC on January 31, 2019 by BlackRock, Inc. in a Schedule 13G/A.

(3)	Mr. C.D. Urstadt directly owns 40,876 Common Shares, of which 14,200 are restricted subject to vesting. The number of shares reported does not include Common Shares owned by URACO (as defined below), of which the Charles D. Urstadt Irrevocable Trust is a limited partner. Mr. C.D. Urstadt is the sole beneficiary of the trust. The number of shares reported also does not include Common Shares owned by UPCO (as defined below), of which Mr. C.D. Urstadt is an officer and stockholder. Shares held by URACO and UPCO are reported by Mr. C.J. Urstadt, as the controlling stockholder of UPCO, and UPCO, the general partner of URACO.

(4)

Mr. C.J. Urstadt is the direct beneficial owner of 890,570 shares of Common Stock, of which 125,000 are restricted subject to vesting. In addition, he is the indirect beneficial owner of (i) 888,426 shares of Common Stock directly held by Urstadt Property Company, Inc., a Delaware corporation (“UPCO”) of which Mr. C.J. Urstadt is the chairman, a director and principal stockholder, (ii) 41,050 shares of Common Stock held by Mrs. Urstadt, (iii) 1,942,431 shares of Common Stock held by Urstadt Realty Associates Co LP (“URACO”), a Delaware limited partnership of which UPCO is the general partner and Mr. C.J. Urstadt, Mrs. Urstadt, Catherine U. Biddle Irrevocable Trust and Charles D. Urstadt Irrevocable Trust are the limited partners, (iv) 455,721 shares of Common Stock held by Urstadt Realty Shares II L.P. (“URS II”), a Delaware partnership of which UPCO is the general partner and Mr. C.J. Urstadt is the limited partner, and (v) 220,000 shares of Common Stock held by the Charles J. Urstadt 2012 Family Trust. In addition, he has the power to vote or direct the voting of and to dispose or direct the disposition of 105,000 shares of Common Stock held by the Urstadt Conservation Foundation (the “Foundation”), of which Mr. C.J. Urstadt and Mrs. Urstadt are sole trustees. Mr. C.J. Urstadt disclaims beneficial ownership of any shares owned by the Foundation.

UPCO and Mr. C.J. Urstadt may be deemed to have shared power to vote or direct the voting of and to dispose of or direct the disposition of the 888,426 shares of Common Stock directly owned by UPCO in view of the fact that Mr. C.J. Urstadt and Mrs. Urstadt own a controlling amount of the outstanding voting securities of UPCO.

UPCO and Mr. C.J. Urstadt may be deemed to have shared power to vote or direct the voting of and to dispose of or direct the disposition of the 1,942,431 shares of Common Stock directly owned by URACO in view of the fact that UPCO is the sole general partner of URACO, and that Mr. C.J. Urstadt and Mrs. Urstadt own a controlling amount of the outstanding voting securities of UPCO.

UPCO and Mr. C.J. Urstadt may be deemed to have shared power to vote or direct the voting of and to dispose of or direct the disposition of the 455,721 shares of Common Stock directly owned by URS II in view of the fact that UPCO is the sole general partner of URS II, and that Mr. C.J. Urstadt and Mrs. Urstadt own a controlling amount of the outstanding voting securities of UPCO.

Mrs. Urstadt and Mr. C.J. Urstadt may be deemed to have shared power to vote or direct the voting of and to dispose of or direct the disposition of the 41,050 shares of Common Stock directly owned by Mrs. Urstadt. Mr. and Mrs. Urstadt disclaim beneficial ownership of any shares held by the Foundation, but may be deemed to have shared power to vote or direct the voting of and to dispose of or direct the disposition of the 105,000 shares of Common Stock directly owned by the Foundation in view of the fact that Mr. and Mrs. Urstadt are the sole trustees of the Foundation.

(5)	Mr. C.J. Urstadt directly owns 58,767 Class A Common Shares, of which 9,000 are restricted subject to vesting. In addition, he is the indirect beneficial owner of 18,000 Class A Common Shares directly held by Mrs. Urstadt and 100,000 Class A Common Shares directly held by UPCO.

(6)

Mr. Biddle is the direct beneficial owner of 2,322,954 shares of Common Stock individually, of which 900,000 are restricted subject to vesting, and Mrs. Biddle is the direct beneficial owner of 34,612 shares of Common Stock individually, of which 5,400 are restricted subject to vesting. When these shares are added to 5,163 shares of Common Stock owned by the P.T. Biddle (Deceased) IRA for the benefit of Willing Biddle, 367,171 shares of Common Stock owned by the Catherine U. Biddle 2012 Dynasty Trust, for which Mr. Biddle is the sole trustee, 21,000 shares of Common Stock held by Trust UW PTB Art. 4.1 and 1,070 shares of Common Stock held by the Charles and Phoebe Biddle Trust UAD 12/20/93 for the benefit of the issue of Mr. Biddle, and 368,379 shares owned by the Willing L. Biddle 2012 Dynasty Trust for which Mrs. Biddle is the sole trustee, Mr. Biddle and Mrs. Biddle beneficially own 3,120,349 shares of Common Stock. 434,086 shares of Common Stock owned directly by Mr. Biddle are pledged as collateral for one third-party loan.

Mr. Biddle and Mrs. Biddle may each be deemed to have shared power to vote and direct the voting of and to dispose of or direct the disposition of shares owned by the other, as they are spouses.

(7)	Mr. Biddle directly owns 42,500 Class A Common Shares, of which 22,500 are restricted subject to vesting. In addition, he is the indirect beneficial owner of 3,324 Class A Common Shares directly held by Mrs. Biddle.

Mr. Biddle and Mrs. Biddle may each be deemed to have shared power to vote and direct the voting of and to dispose of or direct the disposition of shares owned by the other, as they are spouses.

(8)	Mr. Bannon directly owns 33,800 Class A Common Shares, of which 5,400 are restricted subject to vesting.
Mr. Bannon is also the indirect beneficial owner of 1,000 shares of Class A Common Stock, which are held directly by a family trust.

(9)	Mr. Carpenter directly owns 3,350 Class A Common Shares, all of which are restricted subject to vesting.

(10)	Mr. Colley directly owns 3,555 Class A Common Shares, 3,350 of which are restricted subject to vesting.

(11)	Mr. Grellier directly owns 8,300 Class A Common Shares, of which 5,400 are restricted subject to vesting.

(12)	Mr. Lawrence directly owns 80,328 Class A Common Shares, of which 5,400 are restricted subject to vesting.

(13)	Mr. Mueller directly owns 46,350 Class A Common Shares, of which 5,400 are restricted subject to vesting.

(14)	Mr. Hayes directly owns 67,752 Class A Common Shares, of which 62,500 are restricted subject to vesting.

(15)	Mr. Rapaglia directly owns 86,374 Class A Common Shares, of which 67,500 are restricted subject to vesting.

(16)	Ms. Sung directly owns 25,000 Class A Common Shares, all of which are restricted subject to vesting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the SEC. Such persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, with respect to the period from November 1, 2017 through October 31, 2018, its directors, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

AVAILABLE INFORMATION

The Company’s Annual Report to Stockholders for the fiscal year ended October 31, 2018 has been made available to the stockholders over the Internet or mailed to the Company’s stockholders with or prior to this Proxy Statement. You should not regard the Annual Report as proxy soliciting materials or a communication by means of which solicitation is to be made. A copy of the Company’s Annual Report on Form 10-K, without exhibits, will be furnished without charge to stockholders upon request to:

 Miyun Sung, Secretary
Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, CT 06830

The Company’s Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics, and the Charters for each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available on the Company’s website under Investor/ Corporate Profile/ Governance Documents at http://www.ubproperties.com.

OTHER MATTERS

Other Matters to Come Before the 2019 Annual Meeting

The directors know of no other business to be presented at the Annual Meeting. If other matters properly come before the Annual Meeting in accordance with the Bylaws, the persons named as proxies will vote on them in accordance with their best judgment to the extent permitted by applicable laws and regulations.

Deadlines for Stockholder Proposals and Nominations for the 2020 Annual Meeting of Stockholders

Any stockholder who intends to present a stockholder proposal for consideration at the Company’s 2020 annual meeting of stockholders by utilizing Rule 14a-8 under the Exchange Act must comply with the requirements as to form and substance established by the SEC for such proposals to be included in the Company’s Proxy Statement for such meeting. Such proposals must be received by the Company by October 11, 2019.

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Sections 1.03 and/or 2.04 of our Bylaws, which are on file with the SEC and may be obtained from the Secretary of the Company upon request. Under our Bylaws, in order to have a stockholder proposal or director nomination considered at an annual meeting of stockholders, stockholders are generally required to deliver to the Company certain information concerning themselves and their stockholder proposal or director nomination, as specified in the Bylaws, not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the “annual meeting anniversary date”); provided, however, that, if the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the annual meeting anniversary date, notice must be delivered to us not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 15th day after public disclosure of the date of such annual meeting. Therefore, any notice of intent to consider other matters and/or nominees at the year 2020 Annual Meeting of Stockholders, and related information, must be received by the Company between November 22, 2019 and January 6, 2020. The purpose of the Bylaw is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought.

By Order of the Directors
WILLING L. BIDDLE President & Chief Executive Officer

YOUR PROXY IS IMPORTANT
WHETHER YOU OWN FEW OR MANY SHARES.
PLEASE VOTE AS SOON AS POSSIBLE.

URSTADT BIDDLE PROPERTIES INC.
321 RAILROAD AVENUE
GREENWICH, CT 06830
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 20, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 20, 2019. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E55647-P16049	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
URSTADT BIDDLE PROPERTIES INC.
The Board of Directors recommends you vote FOR the following Director nominees:
1.	Election of Directors
			For	Against	Abstain
Nominees to serve for three years:
	1a.	Willing L. Biddle	☐	☐	☐
	1b.	Bryan O. Colley	☐	☐	☐
	1c.	Robert J. Mueller	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	To ratify the appointment of PKF O'Connor Davies, LLP, as the independent registered public accounting firm of the Company for one year.	☐	☐	☐

3.	To approve an amendment of the Company's Amended and Restated Restricted Stock Award Plan.	☐	☐	☐

Each Proposal is a separate and independent Proposal and no Proposal is conditioned upon adoption or approval of any other Proposal.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, guardian, trustee or other fiduciary, please give full title as such. Joint owners each should sign personally. All holders must sign. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person, stating his or her title or authority.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E55648-P16049

URSTADT BIDDLE PROPERTIES INC.
Annual Meeting of Stockholders
March 21, 2019 2:00 p.m.
This proxy is solicited by the Board of Directors
The undersigned hereby constitutes and appoints Willing L. Biddle and Miyun Sung, and each of them, as Proxies of the undersigned, with full power to appoint his or her substitute, and authorizes each of them to represent and vote all Class A Common Stock or Common Stock, as applicable, of Urstadt Biddle Properties Inc. (the "Company") held of record as of the close of business on January 22, 2019, at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 2:00 p.m. EDT on Thursday, March 21, 2019 at Six Landmark Square, 9th Floor, Stamford, Connecticut 06901, and at any adjournments or postponements thereof.
When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted (i) FOR the election of three Directors of the Company, as set forth in Proposal 1, (ii) FOR the ratification of the appointment of PKF O'Connor Davies, LLP, as the independent registered public accounting firm of the Company for one year, as set forth in Proposal 2 and (iii) FOR approval of the amendment of the Company's Amended and Restated Restricted Stock Award Plan, as set forth in Proposal 3. In their discretion, the Proxies each are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.
The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company's Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Annual Meeting.
Continued and to be signed on reverse side